UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 15, 2019

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held on May 15, 2019, at 10:00 a.m., Mountain Daylight Time, at the Renaissance Denver Downtown City Center Hotel, 918 17th Street, Denver, Colorado, for the following purposes:

(1)	to elect eleven Directors;

(2)	to conduct an advisory (non-binding) vote to approve named executive officer compensation;

(3)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2019;

(4)	if properly presented at the meeting, to consider and conduct an advisory (non-binding) vote on two Shareholder proposals, as described in the accompanying proxy statement; and

(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 19, 2019, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwestairlinesinvestorrelations.com/news-and-events/events-and-presentations.

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 19, 2019 (such as an account statement from your broker showing your stock ownership as of March 19, 2019). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 19, 2019, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 19, 2019.

Your vote is important. As described in your electronic proxy materials notice or on the enclosed proxy or voting instruction card, please vote by: (1) accessing the Internet website, (2) calling the toll-free number, or (3) signing, dating, and mailing the enclosed proxy or voting instruction card. We encourage you to vote via the Internet to help us save costs. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report to Shareholders delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with proxy materials and annual reports.

By Order of the Board of Directors,

Marilyn R. Post
Corporate Secretary

April 5, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2019

Southwest’s Proxy Statement for the 2019 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2018, are available at

www.southwestairlinesinvestorrelations.com/financials

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 15, 2019

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held on May 15, 2019, at 10:00 a.m., Mountain Daylight Time, at the Renaissance Denver Downtown City Center Hotel, 918 17th Street, Denver, Colorado, or at such other time and place to which the meeting may be adjourned or postponed. The approximate date on which this Proxy Statement and accompanying Proxy are first being sent or given to Shareholders is April 5, 2019.

Annual Meeting Admission

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 19, 2019 (such as an account statement from your broker showing your stock ownership as of March 19, 2019). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 19, 2019, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 19, 2019.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder of record will be entitled to one vote for each share registered in the Shareholder’s name with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of Southwest’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote through the Internet, using the instructions on the proxy card, by telephone from the United States, using the number on the proxy card, or by completing and returning the enclosed proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Corporate Secretary of the Company; or (iii) voting in person at the meeting. Please note that attending the meeting without completing a ballot will not revoke any previously submitted proxy. If you properly complete and sign your proxy card, but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Company’s Board of Directors.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker through the Internet or by telephone as described in the applicable instructions your broker has provided with these proxy materials. You may also vote by completing the voting instruction card the broker provides to you. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this Proxy Statement except for Proposal 3 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the Shareholder of record of your shares.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 19, 2019, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 546,648,017 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal. If you are a beneficial owner of shares and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 3 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposals 1, 2, 4 or 5, which will be referred to as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, eleven Directors are nominated to be elected for terms expiring at the 2020 Annual Meeting of Shareholders. Gary C. Kelly, Tammy Romo, and Mark R. Shaw have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	72

J. Veronica Biggins	2011	72

Douglas H. Brooks	2010	66

William H. Cunningham	2000	75

John G. Denison	2008	74

Thomas W. Gilligan	2015	64

Gary C. Kelly	2004	63

Grace D. Lieblein	2016	58

Nancy B. Loeffler	2003	72

John T. Montford	2002	75

Ron Ricks	2015	69

*	As of February 28, 2019.

David W. Biegler	Independent	Principal Occupation: Former Chairman of the Board, President, and Chief Executive Officer of Southcross Energy Partners GP, LLC

David W. Biegler served as acting Chairman, President, and Chief Executive Officer of Southcross Energy Partners GP, LLC (“Southcross GP”) from March 2018 to September 2018, after previously serving as Southcross GP’s Chairman from August 2011 to January 2017, as its Chief Executive Officer from August 2011 to December 2014, and as its President from October 2012 to March 2014. Southcross GP is the general partner of Southcross Energy Partners, L.P., a limited partnership that owns, operates, develops, and acquires midstream energy assets. Mr. Biegler served as Chairman of Southcross Holdings LP, the sole owner of Southcross GP, from August 2014 to January 2016, and served as its Chief Executive Officer from August 2014 to December 2014. From July 2009 to August 2014, Mr. Biegler served as Chairman and Chief Executive Officer of Southcross Energy LLC, formerly the sole owner of Southcross GP. Mr. Biegler also served as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services, from March 2011 to April 2011. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following entities (or of the general partner of the entity) that are or were publicly traded other than Southwest: Trinity Industries, Inc. (1992-2018); Southcross Energy Partners, L.P. (since 2011); and Arcosa, Inc., a spin-off of Trinity Industries, Inc. (since 2018). Mr. Biegler served as a Director of Dynegy Inc. from 2003 to 2011. In November 2011, after Mr. Biegler had resigned from the Dynegy Inc. Board, certain subsidiaries of Dynegy Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Southcross Holdings LP, while he was serving as a director, filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2016.

The Board has concluded that Mr. Biegler should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his roles as a member of the Board’s Audit Committee and Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his experience from serving on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) Mr. Biegler’s broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s fuel hedging program.

J. Veronica Biggins	Independent	Principal Occupation: Managing Partner, Atlanta office of Diversified Search LLC

J. Veronica Biggins is a Managing Partner in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when Hodge Partners, also an executive and board search firm, became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Jefferson Clinton and has also served as Chair of the Czech Slovak American Enterprise Fund. Ms. Biggins’ background includes 20 years’ experience with NationsBank (now Bank of America) and its predecessor. Prior to joining the White House, Ms. Biggins was one of the highest ranking women in the banking industry. During the past five years, Ms. Biggins has served as a Director of one publicly traded company other than Southwest: Avnet, Inc. (1997-2018). Ms. Biggins also serves on a number of non-profit boards.

The Board has concluded that Ms. Biggins should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Biggins brings to the Board extensive financial expertise, as well as knowledge of the airline industry, through her experience as a Director of AirTran Holdings, Inc., the former parent company of AirTran Airways, Inc., which was acquired by the Company in 2011; (ii) Ms. Biggins has extensive knowledge of compensation and governance matters as a result of her service on the compensation and nominating and corporate governance committees for other publicly traded companies; and (iii) Ms. Biggins’ knowledge of the Atlanta market, along with her community involvement and charitable work, is valuable because of the Company’s significant focus on these areas.

Douglas H. Brooks	Independent	Principal Occupation: Former Chairman of the Board, President, and Chief Executive Officer of Brinker International, Inc.

Douglas H. Brooks served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, from November 2004 to December 2013, as its Chief Executive Officer from January 2004 to January 2013, and as its President from January 1999 to January 2013. Mr. Brooks also served in other capacities for Brinker, including as its Chief Operating Officer and as President of Chili’s Grill & Bar. In March 2018, Mr. Brooks was appointed to the University of Houston System Board of Regents. During the past five years, Mr. Brooks has served as a Director of the following companies that are or were publicly traded other than Southwest: AutoZone, Inc. (since 2013) and ClubCorp Holdings, Inc. (2013-2017). Mr. Brooks also serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital.

The Board has concluded that Mr. Brooks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his lengthy service as a Chief Executive Officer of a company with tens of thousands of employees and operations in the United States, its territories, and numerous other countries outside of the United States; (ii) Mr. Brooks’ skill set is particularly valuable to the Board and the Company in connection with the Company’s international operations and its exploration of additional international opportunities; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience managing a company with a focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company.

William H. Cunningham, Ph.D.	Independent	Principal Occupation: Professor at The University of Texas at Austin

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas System from 1992 to 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, Dr. Cunningham has served as a Director of the following companies that are or were publicly traded other than Southwest: Lincoln National Corporation (since 2006); Resolute Energy Corporation (formerly Hicks Acquisition Company I, Inc., from 2007 to 2015); and LIN Media LLC, successor registrant to LIN TV Corp. (from 2009 to 2014). Dr. Cunningham is also a disinterested Director of John Hancock Funds, III, a registered investment company.

The Board has concluded that Dr. Cunningham should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D. and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Lead Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and has taught corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable governance expertise to the Board, particularly in his roles as Lead Director and Chair of the Nominating and Corporate Governance Committee.

John G. Denison	Independent	Principal Occupation: Former Chairman of the Board of Global Aero Logistics Inc.

John G. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer. He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations.

The Board has concluded that Mr. Denison should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Denison holds a Masters of Business Administration in Finance and has previously served as a Chief Financial Officer; (ii) Mr. Denison’s extensive experience in the airline industry, combined with his extensive experience in the area of financial reporting, brings a unique and valuable perspective to the Board with respect to the Company’s operations and risks, particularly in his roles as a member of the Company’s Audit Committee and Chair of the Safety and Compliance Oversight Committee; and (iii) Mr. Denison’s experience with business plans, collective bargaining negotiations, and major contract negotiations are extremely valuable to the Board’s strategic discussions.

Thomas W. Gilligan, Ph.D.	Independent	Principal Occupation: Tad and Dianne Taube Director of the Hoover Institution on War, Revolution and Peace at Stanford University

Thomas W. Gilligan, Ph.D. has been the Tad and Dianne Taube Director of the Hoover Institution on War, Revolution and Peace at Stanford University since September 2015. The Hoover Institution on War, Revolution and Peace is a public policy research center devoted to the advanced study of economics, politics, history, and political economy, as well as international affairs. Prior to his appointment at the Hoover Institution,

Dr. Gilligan served as the Dean of the McCombs School of Business at The University of Texas at Austin from 2008 to August 2015, where he also held the Centennial Chair in Business Education Leadership. Prior to his appointment at the McCombs School of Business, Dr. Gilligan held several key administrative roles at the Marshall School of Business at the University of Southern California (USC) between 1987 and 2008, including interim Dean, the Vice-Dean of Undergraduate Education, director of the Ph.D. program, and the Chair of the Finance and Business Economics Department. During his tenure at USC, he held visiting appointments at Stanford University (1989-1990 and 1994) and Northwestern University (1995-1996). From 1984 to 1987, Dr. Gilligan taught Economics at the California Institute of Technology. Dr. Gilligan was a staff economist at the Council of Economic Advisers in the White House from 1982 to 1983, and he served in the United States Air Force from 1972 to 1976. During the past five years, Dr. Gilligan has served as a Director of one publicly traded company other than Southwest: KB Home (since 2012).

The Board has concluded that Dr. Gilligan should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Gilligan holds a Ph.D. in economics, which, combined with his extensive leadership experience, brings valuable and unique economic expertise and perspectives to the Board; (ii) Dr. Gilligan also has extensive knowledge of political and international affairs, which is valuable to the Board in connection with the Company’s international operations; and (iii) Dr. Gilligan’s geographic presence on the West Coast is valuable in connection with the Company’s significant operations in that area.

Gary C. Kelly	Principal Occupation: Chairman of the Board & Chief Executive Officer of Southwest Airlines Co.

Gary C. Kelly has served as the Company’s Chairman of the Board since May 2008 and as its Chief Executive Officer since July 2004. Mr. Kelly also served as the Company’s President from July 2008 to January 2017, Executive Vice President & Chief Financial Officer from June 2001 to July 2004, and Vice President Finance & Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. During the past five years, Mr. Kelly has served as a Director of one publicly traded company other than Southwest: Lincoln National Corporation (since November 2009).

The Board has concluded that Mr. Kelly should continue to serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the Company for over 30 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Grace D. Lieblein	Independent	Principal Occupation: Former Vice President, Global Quality of General Motors Corporation

Grace D. Lieblein served as Vice President, Global Quality of General Motors Corporation (“GM”), a company that designs, manufactures, and markets cars, crossovers, trucks, and automobile parts worldwide, from November 2014 to December 2015, as its Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, as the GM Brazil President and Managing Director from June 2011 to December 2012, as the GM Mexico President and Managing Director from January 2009 to June 2011, and as Vehicle Chief Engineer from October 2004 to January 2009. Ms. Lieblein joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and held a variety of leadership positions at GM in engineering, product development, and manufacturing. During the past five years, Ms. Lieblein has served as a Director of the following companies that are publicly traded other than Southwest: Honeywell International, Inc. (since 2012) and American Tower Corporation (since 2017).

The Board has concluded that Ms. Lieblein should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Lieblein’s extensive engineering skills add a unique technical expertise to the Board, and her leadership experience with respect to quality control is particularly valuable with respect to a heavily regulated company like Southwest; (ii) Ms. Lieblein’s global leadership experience is particularly valuable to the Board in connection with the Company’s international operations; (iii) Ms. Lieblein’s leadership experience with supply chain management enables her to offer unique strategic perspectives to the Board; and (iv) Ms. Lieblein’s knowledge of the Midwestern U.S. market adds perspectives to the Board in connection with the Company’s significant operations in that region.

Nancy B. Loeffler	Independent	Principal Occupation: Consultant for Frost Bank

Nancy B. Loeffler has served as a consultant for Frost Bank since July 2009 and as a member of the Frost Bank Advisory Board since October 2008. A long-time advocate of volunteerism, Ms. Loeffler currently serves on the boards of The Briscoe Western Art Museum and The National Cowgirl Museum. In addition, she serves on the Executive Committee of The San Antonio Stock Show and Rodeo, on the Executive Committee of The University of Texas System Chancellor’s Council, and as a Board member of The Cancer Therapy and Research Center at The University of Texas Health Science Center. Ms. Loeffler is also a member of the prestigious Kripke Legend Award Selection Committee for Women in Cancer Research. She has also previously served as Chair of The University of Texas MD Anderson Cancer Center Foundation, as Chair of the Advisory Board of the School of Nursing at The University of Texas Health Science Center of San Antonio, and on the Board of Trustees for the Vice President’s Residence Foundation in Washington, D.C.

The Board has concluded that Ms. Loeffler should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Loeffler’s background provides the Board with valuable perspectives on governmental affairs and the legislative process; and (ii) her extensive experience with community service and cultural affairs is valuable to the Board because of the Company’s significant focus on these areas.

John T. Montford, J.D.	Independent	Principal Occupation: President and Chief Executive Officer of JTM Consulting, LLC

John T. Montford, J.D. has been President and Chief Executive Officer of JTM Consulting, LLC, a state and federal governmental relations firm, since January 2010. Mr. Montford was retained by General Motors in January 2010 as a consultant and served in the capacity of Senior Advisor of Government Relations and Global Public Policy until January 2012. In his consulting role, Mr. Montford also served on the Executive Committee of General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and elected District Attorney.

The Board has concluded that Mr. Montford should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his roles as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee; and (iii) his experience as Chairman of the Senate Finance Committee (for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Ron Ricks	Principal Occupation: Vice Chairman of the Board of Southwest Airlines Co.

Ron Ricks has served as the Company’s Vice Chairman of the Board since July 2015. Mr. Ricks also served as the Company’s Executive Vice President & Chief Legal & Regulatory Officer from September 2011 to July 2015, Corporate Secretary from May 2008 to January 2013, Executive Vice President Corporate Services from May 2008 to September 2011, Executive Vice President Law, Airports, & Public Affairs from September 2006 to May 2008, and Senior Vice President Law, Airports, & Public Affairs from August 2004 until September 2006. Mr. Ricks joined the Company in 1986 as its Vice President Governmental Affairs and retired as an Employee of the Company in February 2017.

The Board has concluded that Mr. Ricks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Ricks has over 30 years of institutional knowledge of the Company’s operations, governmental affairs, and community relations, which enables him to provide insight and perspectives to the Board that cannot be replicated by other Board candidates; (ii) Mr. Ricks’ experience as the Company’s former Chief Legal & Regulatory Officer is particularly valuable with respect to the Board’s related oversight responsibilities; and (iii) Mr. Ricks’ leadership experience over airports and public affairs enables him to provide unique strategic perspectives with respect to the Company’s growth plans, both domestic and international.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Resignation Policy
• Independence of Directors	• Ethics
• Size of Board and Selection Process	• Director and Senior Management Compensation
• Board Leadership	• Share Ownership
• Board Meetings, Agendas, and Other Materials	• Access to Management
• Director Responsibilities	• Access to Independent Advisors
• Board Committees	• Director Orientation and Continuing Education
• Executive Sessions; Communications with	• Public Communications
Non-Management Directors	• Other Practices
• Board Self-Evaluation

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, Nominating and Corporate Governance, Safety and Compliance Oversight, and Executive Committees, are available on the Company’s website, www.southwestairlinesinvestorrelations.com/corporate-governance/board-committees. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements; Diversity Considerations. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. The Board does not have a formal policy with regard to Board member diversity. Rather, diversity is one of many factors considered by the Board in assessing the qualifications of Board candidates. Furthermore, in considering diversity, the Board takes into account various types of diversity, such as diversity of experience, geography, gender, ethnicity, color, and age, with the goals of obtaining diverse perspectives and encouraging constructive debate. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than five public company boards and prohibit Employee Directors from serving on more than two public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly traded company.

Attendance at Meetings. The Board of Directors held six meetings during 2018 (some of which spanned two days) and otherwise acted one time by unanimous written consent. During 2018, each of the Company’s current Directors attended at least 75 percent of the total number of Board and applicable committee meetings. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors attended the 2018 Annual Meeting of Shareholders.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer, also serves as the Company’s Chairman of the Board. The Board of Directors believes this is in the best interests of the Company and its Shareholders because, among other factors, Mr. Kelly is in the best position to (i) properly and timely identify matters that should be brought to the Board’s attention, (ii) prioritize Board agenda items, and (iii) identify the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chairman of the Board to duplicate many of the Chief Executive Officer’s efforts or (ii) requiring the Chief Executive Officer to relay communications through another member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need to separate the roles of the Chief Executive Officer and the Chairman of the Board:

•	All members of the Board, other than the Chief Executive Officer and Vice Chairman of the Board, are independent, as defined by the rules of the NYSE.

•	The independent members of the Board select the Chairman of the Board annually.

•	The independent members of the Board review the propriety of combining or separating the offices of the Chairman of the Board and Chief Executive Officer.

•	Each member of the Board is elected annually by the Company’s Shareholders.

•	All members of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined by the rules of the NYSE.

•

The Board meets, at a minimum, five times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, the President, and the Chief Operating Officer; (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives; and (iii) any other Employees or advisors requested by the Board.

•	In addition to scheduled updates, the Board and its committees also request updates from management regarding matters deemed significant by the Board or its committees at any given time.

•	The non-management Board members hold executive sessions outside the presence of the Chief Executive Officer and other management.

•	The independent Board members hold executive sessions that include only independent directors.

•	The Board and its committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, the independent members of the Board are required to appoint an independent member of the Board to serve as its Lead Director, who is the Board’s presiding director for purposes of the rules of the NYSE. The duties and functions of the Lead Director include the following:

•	presiding over executive sessions of the non-management Directors;

•	presiding over executive sessions of the independent Directors;

•	consulting with the Chairman of the Board concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors and the agenda for executive sessions;

•	communicating feedback to the Chief Executive Officer following executive sessions;

•	fostering an environment of open dialogue and constructive feedback among independent Directors;

•	calling meetings of independent Directors;

•

serving as a liaison, along with Board committee chairs, between the independent Directors and the Chairman of the Board; provided that this shall not in any way diminish the Chief Executive Officer’s accountability to the Board in its entirety or the ability of any individual Board member and the Chief Executive Officer to communicate directly with each other;

•

being available to the Chief Executive Officer for consultation on issues of corporate importance that may involve Board action, and in general serving as a resource to the Chief Executive Officer on an as-needed basis;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Lead Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its committees and communicating results of any individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees;

•	assisting with and communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer;

•	subject to the Company’s policies regarding public communications, when deemed appropriate, representing the independent Directors in engaging with Shareholders; and

•	performing such other duties as the Board may determine from time to time.

The Board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Company’s Corporate Governance Guidelines also provide that to the extent that, at any time, the non-management members of the Board of Directors include Directors who are not independent, the independent Directors will also meet at least annually in an executive session that includes only independent directors. The Board’s Lead Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Lead Director or any or all of the non-management or other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Lead Director, P.O. Box 36611, Dallas, Texas 75235.

Risk Oversight

The Board is responsible for overseeing management’s assessments of major risks facing the Company and for reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board committee level. The Board and its committees use the following procedures to monitor and assess risks.

The Board

The Chief Executive Officer, the President, the Chief Operating Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial and operating strategies, as well as any related risks, at every regular meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address any specific concerns and recommendations.

The Audit Committee

In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. The Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk. Further, the Audit Committee reviews with management (i) the Company’s cyber security frameworks, policies, programs, opportunities, and risk profile; and (ii) the Company’s business continuity and disaster recovery plans and capabilities and the effectiveness of the Company’s escalation procedures.

The Safety and Compliance Oversight Committee

The Board’s Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly specifies areas to be addressed at its meetings and requires that individuals from a variety of operational areas and levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance.

The Compensation Committee

The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices both from management and from the Compensation Committee’s independent consultant. The Compensation Committee also assists the Board with its annual review of succession planning.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and whether the structure and administration of the Company’s compensation and incentive programs could influence risk-taking throughout the organization. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•

The Compensation Committee’s bonus determinations take into account multiple general performance standards established by the Company to support its Vision and related strategies and business objectives, rather than a single measure such as stock price performance or earnings. This has served as a multi-dimensional tool for the Compensation Committee to use in awarding bonuses, so that factors that are deemed significant to industry and operational performance are considered in addition to financial measures. This multi-dimensional approach reduces the risk that can be created when financial results are the only drivers of incentive payments. The Compensation Committee believes it is important to take into account multiple measures of financial and operational performance, as well as comparative pay in the market, for the following reasons, among others: (i) using a single measure such as the Company’s stock price performance at any specified point in time is not necessarily indicative of the Company’s overall financial and operational performance, (ii) the Compensation Committee believes that rewarding Employees based solely on a single or narrow measure could create business risks by effectively encouraging Employees to focus on short-term results at the expense of the long-term financial and operational health of the Company, and (iii) the Compensation Committee believes that basing short-term incentive compensation on a single measure such as stock price performance presents undue retention risks.

•

The Compensation Committee has historically exercised a certain amount of discretion in awarding bonuses, in part to minimize the risk-taking that can result from a strict application of performance-based awards.

•	Incentive compensation is used responsibly, with appropriate focus on both Company and individual performance to effectively balance risks and rewards.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•	The Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities.

Committees of the Board

The Board has established the following standing committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, and (v) Executive. The following table provides information on the Board’s current committee memberships and number of meetings held by each committee during 2018. None of the committees acted by unanimous written consent during 2018.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Executive Committee
David W. Biegler	X	Chair		X

J. Veronica Biggins		X	X

Douglas H. Brooks			X	X

William H. Cunningham	X		Chair		X

John G. Denison	X			Chair	X

Thomas W. Gilligan	X			X

Gary C. Kelly					Chair

Grace D. Lieblein		X		X

Nancy B. Loeffler		X	X

John T. Montford	Chair	X	X

Ron Ricks				X	X

Number of Meetings in 2018	8	6	4	5	0

The primary functions of each of the Board’s standing Committees are discussed below.

Audit Committee

The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, and (v) cyber security and technology-related risks and management efforts to monitor and mitigate those risks. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and the Board has determined that each of the members of the Audit Committee is independent under all applicable rules of the Securities and Exchange Commission (the “SEC”) and the NYSE governing Audit Committee membership. The Board has also determined that all five members of the Audit Committee satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on the Compensation Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Reporting Officers”); (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-

based plans that are subject to Board approval; and (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and the Company’s People Department Leader provide regular input regarding compensation designs and recommendations presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers. The roles of the Chief Executive Officer and the People Department Leader in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis — Internal Equity; Role of Management.”

Use of consultants. The Compensation Committee is directly responsible for the appointment, retention, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other advisor retained by the Compensation Committee in its sole discretion. During 2018, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. With respect to executive compensation earned for 2018, the Compensation Committee based its decisions in part on market data provided by its consultant, as well as recommendations from the consultant with respect to the form and amount of executive compensation. Market data is discussed below under “Compensation of Executive Officers – Compensation Discussion and Analysis – Role of Independent Compensation Consultant; Benchmarking; Market Data.”

In 2017 and 2018, at the Compensation Committee’s request, its consultant also provided data and assessments related to the adequacy and effectiveness of the Company’s compensation program for non-Employee members of the Board. Based on the information provided in 2017, the Compensation Committee decided to recommend a more simplified pay structure for non-Employee members of the Board, effective January 1, 2018. The new pay structure generally replicates the Board’s prior total remuneration, but replaced the fees for meetings of the Board and its committees with (i) a moderate increase to the annual Board member retainer fee, (ii) the incorporation of annual retainer fees for Board committee membership, and (iii) a meeting fee of $1,500 for any meetings in excess of the regularly-scheduled Board and committee meetings.

The Compensation Committee uses the information provided by its independent consultant (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions; and (ii) to assist it in balancing between compensation that is appropriately linked to performance and compensation that is adequate for retention purposes. Although the Compensation Committee considers any recommendations received from its consultant, the Compensation Committee’s decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

The Compensation Committee has considered the independence of its consultant in light of SEC rules and NYSE listing standards. The Compensation Committee received a letter from its consultant addressing its independence, which addressed the following factors: (i) other services provided to the Company by the independent consultant, if any; (ii) fees paid by the Company as a percentage of the consultant’s total revenue; (iii) policies and procedures maintained by the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee; (v) any business or personal relationships between the Company’s executive officers and the independent consultant or the individual consultants involved in the engagement; and (vi) any Company stock owned by the individual consultants involved in the engagement. Questions intended to elicit information regarding business or personal relationships between the independent consultant and the individual consultants involved in the engagement and the Company’s Board members and executive officers were also included in the Company’s annual Director and Executive Officer Questionnaires. The Compensation Committee has assessed the independence of Pay Governance pursuant to the SEC and NYSE rules and determined that no conflict of interest exists, or has existed, that would prevent Pay Governance from independently representing the Compensation Committee.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources, such as recommendations from current Board members, management, and contacts in communities served by the Company. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s Bylaws. These requirements are discussed below under “Other Matters — Submission of Shareholder Proposals.”

Safety and Compliance Oversight Committee

The primary functions of the Safety and Compliance Oversight Committee include: (i) assisting the Board in overseeing the Company’s activities with respect to safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures as it shall deem necessary, including the Company’s safety and operational compliance reporting systems; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs.

Executive Committee

The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions, if any, and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires all of its Directors and executive officers to complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); (iii) Public Company Accounting Oversight Board Auditing Standard No. 18 (Related Parties); and (iv) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Board members are independent under applicable NYSE standards: David W. Biegler, J. Veronica Biggins, Douglas H. Brooks, William H. Cunningham, John G. Denison, Thomas W. Gilligan, Grace D. Lieblein, Nancy B. Loeffler, and John T. Montford.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 19, 2019, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 546,648,017 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 28, 2019, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
PRIMECAP Management Company	73,821,638(2)	13.3%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

Berkshire Hathaway Inc.	54,847,399(3)	9.9%

Warren E. Buffett

National Indemnity Company

Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust

GEICO Corporation Pension Plan Trust

Precision Castparts Corp. Master Trust

Buffalo News Drivers/Distributors Pension Plan

Medical Protective Company

3555 Farnam Street Omaha, NE 68131(4)

The Vanguard Group	36,674,311(5)	6.6%
100 Vanguard Blvd. Malvern, PA 19355

Vanguard Chester Funds – Vanguard Primecap Fund	35,149,162(6)	6.4%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 28, 2019, which was 553,327,204.

(2)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 8, 2019, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 14,849,418 shares, sole dispositive power with respect to 73,821,638 shares, and no shared voting or dispositive power.

(3)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 14, 2019, as a group, by Warren E. Buffett, Berkshire Hathaway Inc., National Indemnity Company, Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust, GEICO Corporation Pension Plan Trust, Precision Castparts Corp. Master Trust, Buffalo News Drivers/Distributors Pension Plan, and Medical Protective Company. Each of these Shareholders reported no sole voting or dispositive power over shares beneficially owned. Warren E. Buffett and Berkshire Hathaway Inc. each reported shared voting and dispositive power with respect to 54,847,399 shares; National Indemnity Company reported shared voting and dispositive power with respect to 47,882,174 shares; Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust reported shared voting and dispositive power with respect to 4,200,000 shares; GEICO Corporation Pension Plan Trust reported shared voting and dispositive power with respect to 2,500,000 shares; Precision Castparts Corp. Master Trust reported shared voting and dispositive power with respect to 250,000 shares; Buffalo News Drivers/Distributors Pension Plan reported shared voting and dispositive power with respect to 6,500 shares; and Medical Protective Company reported shared voting and dispositive power with respect to 8,722 shares. Based on the Amendment to Schedule 13G filing, these Shareholders beneficially owned the following percentage of the Company’s outstanding shares of common stock: National Indemnity Company – 8.5 percent; Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust – 0.7 percent; GEICO Corporation Pension Plan Trust – 0.4 percent; and Precision Castparts Corp. Master Trust, Buffalo News Drivers/Distributors Pension Plan, and Medical Protective Company each – less than 0.1 percent.

(4)

This address is listed in the Amendment to Schedule 13G filed with the SEC on February 14, 2019, as the address of each of Mr. Buffett, Berkshire Hathaway Inc., and Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust. The address of National Indemnity Company is listed as 1314 Douglas Street, Omaha, Nebraska 68102. The address of GEICO Corporation Pension Plan Trust is listed as One GEICO Plaza, Washington, DC 20076. The address of Precision Castparts Corp. Master Trust is listed as 4650 SW Macadam Ave., Portland, Oregon 97239. The address of Buffalo News Drivers/Distributors Pension Plan is listed as One News Plaza, Buffalo, NY 14240. The address of Medical Protective Company is listed as 5814 Reed Road, Fort Wayne, IN 46835.

(5)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 11, 2019, by The Vanguard Group, a parent holding company. The Vanguard Group reported sole voting power with respect to 503,454 shares, sole dispositive power with respect to 36,141,767 shares, shared voting power with respect to 30,230 shares, and shared dispositive power with respect to 532,544 shares.

(6)

Information is based on an Amendment to Schedule 13G filed with the SEC on January 31, 2019, by Vanguard Chester Funds – Vanguard Primecap Fund. Vanguard Chester Funds – Vanguard Primecap Fund reported sole voting power with respect to 35,149,162 shares, no shared voting power, and no sole or shared dispositive power.

Security Ownership of Management

The following table sets forth, as of February 28, 2019, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
David W. Biegler(2)	48,806	*

J. Veronica Biggins	39,599	*

Douglas H. Brooks	49,099	*

William H. Cunningham	73,299	*

John G. Denison	50,599	*

Thomas W. Gilligan	8,111	*

Gary C. Kelly(3)	602,787	*

Grace D. Lieblein	8,491	*

Nancy B. Loeffler	39,057	*

John T. Montford	19,613	*

Ron Ricks	188,766	*

Robert E. Jordan(4)	74,360	*

Thomas M. Nealon	71,166	*

Tammy Romo(5)	84,154	*

Michael G. Van de Ven(6)	145,584	*

Current Executive Officers and Directors as a Group (18 persons)(7)	1,532,667	*

*	Less than 1%

(1)

Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Includes 4,707 shares held by Mr. Biegler’s spouse.

(3)

Includes (i) 69,883 shares held in a family trust with respect to which Mr. Kelly serves as trustee and (ii) 69,891 shares held in a family trust with respect to which Mr. Kelly’s spouse serves as trustee.

(4)	Includes 10,793 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(5)	Includes 3,478 shares held for Ms. Romo’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting.

(6)	Includes 695 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(7)

In addition to the amounts disclosed in footnotes (2) through (6), with respect to the other executive officers of the Company, includes 803 shares held for an executive officer’s account under the Company’s profit sharing plan, with respect to which the executive officer has the right to direct the voting.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

The Company is required to provide detailed compensation information in this Proxy Statement regarding its Chief Executive Officer, its Chief Financial Officer, and each of its three other most highly compensated executive officers who were serving as such at the end of fiscal 2018. For 2018, these executive officers, who will be referred to in this Proxy Statement as the “named executive officers,” were (i) Gary C. Kelly, Chairman of the Board & Chief Executive Officer; (ii) Tammy Romo, Executive Vice President & Chief Financial Officer; (iii) Thomas M. Nealon, President; (iv) Michael G. Van de Ven, Chief Operating Officer; and (v) Robert E. Jordan, Executive Vice President Corporate Services. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

EXECUTIVE SUMMARY

Set forth below is a summary of (i) the Company’s overall compensation objectives, (ii) the Committee’s related compensation philosophy, and (iii) the Committee’s compensation decisions for 2018.

Compensation Objectives and Philosophy

The Company’s compensation programs are designed to align with the Company’s Vision to become the world’s most loved, most flown, and most profitable airline, as well as to support the Company’s strategic and business objectives. To support this Vision, the Committee maintains a strong and transparent pay-for-performance philosophy, with a substantial equity component. The Committee also believes in retention. Therefore, the Committee seeks to balance pay-for-performance with pay that is adequate for retention purposes and that is equitable internally.

Pay-for-Performance. To effect its pay-for-performance philosophy, the Committee emphasizes variable pay as a percentage of overall executive pay. For 2018, the Committee continued to apply a structured and transparent approach to pay-for-performance through the incorporation of the following variable pay components:

•

A short-term cash incentive opportunity, of which (i) 80 percent of the total value was based on the Company’s performance relative to multiple pre-established performance metrics; and (ii) 20 percent of the total value was based on individual performance;

•

long-term equity incentive opportunities in the form of service-based, time-vesting restricted stock units (“RSUs”), the ultimate value of which will be based on the Company’s stock price performance over multiple years; and

•

long-term performance-based equity incentive opportunities in the form of performance-based RSUs, the ultimate value of which will be based on the Company’s after-tax Return on Invested Capital (“ROIC”) performance over a three-year period, a metric chosen because of its significance to the Company’s Shareholders.

Retention. To address retention, the Committee seeks to balance external market competitive considerations and internal equity. The Committee believes that, to be competitive, executive compensation should be within a reasonable range of median compensation based on available market data both within and outside of the airline industry. The Committee uses this information as a reference point to be taken into consideration along with the relative roles, responsibilities, performance, and tenure of the named executive officers. For purposes of this Compensation Discussion and Analysis, references to the adequacy, appropriateness, and competitiveness (and similar references), as well as comparisons to market, should be interpreted in the context of this Committee objective. The market data considered by the Committee is discussed below under “Role of Independent Compensation Consultant; Benchmarking; Market Data.”

The charts on the following page show each element of compensation as a percentage of total compensation for each of the named executive officers for 2018 and demonstrate the Committee’s commitment to pay-for-performance, with an emphasis on equity.

Compensation Elements as a Percentage of 2018 Total Compensation*
Gary C. Kelly
Tammy Romo
Thomas M. Nealon
Michael G. Van de Ven
Robert E. Jordan

*Amounts include compensation to the extent required to be reported in the Summary Compensation Table pursuant to the compensation disclosure rules of the SEC.

Summary of 2018 Executive Compensation

2018 Base Pay. In accordance with Mr. Kelly’s wishes, he did not receive a base pay increase for 2018, despite market data that would have supported an increase. In February 2018, the other named executive officers received moderate base pay increases ranging from 2.9 percent to 3.2 percent year-over-year on an annualized basis. As discussed further below, with respect to all of the named executive officers, the Committee continued to emphasize variable, performance-based pay, rather than guaranteed base pay.

Additional information regarding 2018 base pay is provided below under “Determination of 2018 Executive Compensation; Analysis of Individual Compensation Elements – Salary.”

2018 Short-Term Incentive Compensation. For 2018, each of the named executive officers was presented with a target short-term incentive opportunity (including both bonus and non-equity incentive plan compensation) equal to a percentage of the named executive officer’s base pay (the “STI Target”). The actual short-term incentive payout could range from zero to 150 percent of the named executive officer’s STI Target, depending on Company and individual performance.

Taking into account the Company’s sustained outstanding financial performance going into 2018, the Committee increased Mr. Kelly’s STI Target from 175 percent of base for 2017 to 200 percent of base for 2018. As a result, his total cash and overall compensation opportunities improved relative to market through this variable, performance-based pay opportunity, as opposed to guaranteed base pay. Mr. Nealon’s and Mr. Van de Ven’s STI Targets remained at 135 percent of base, and Ms. Romo’s and Mr. Jordan’s STI Targets remained at 120 percent of base.

For 2018, 80 percent of each of the named executive officer’s total short-term incentive compensation opportunity was based on the Company’s performance relative to multiple pre-established performance metrics set forth in the Company’s “Management Short-Term Incentive Scorecard.” The related amounts received by the named executive officers are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and were based on Company performance at 93.2 percent of target. The specific performance metrics, targets, and performance results are disclosed below under “Determination of 2018 Executive Compensation; Analysis of Individual Compensation Elements – Short-Term Incentive Compensation.”

The other 20 percent of each of the named executive officer’s total short-term incentive compensation opportunity was subjectively determined, based on individual performance and contributions to the Company’s results. The related amounts received by the named executive officers are disclosed in the “Bonus” column of the Summary Compensation Table and are also discussed in more detail below under “Determination of 2018 Executive Compensation; Analysis of Individual Compensation Elements – Short-Term Incentive Compensation.” For purposes of this Compensation Discussion and Analysis, the terms “short-term incentive” and “short-term incentive compensation” are used to describe the amounts disclosed in both columns.

2018 Long-Term Incentive Compensation. The Committee believes that equity should constitute a strong component of overall compensation and a significant percentage of base pay. As a result, for 2018, the Compensation Committee again granted Mr. Kelly equity with a value equal to 700 percent of base. In addition, for 2018, Mr. Nealon’s and Mr. Van de Ven’s equity awards increased to 450 percent of base, and Ms. Romo’s and Mr. Jordan’s equity awards increased to 400 percent of base. All of the named executive officers received 50 percent of their equity value in the form of performance-based RSUs and 50 percent in the form of time-vesting RSUs.

Additional detail regarding 2018 equity grants is included below under “Determination of 2018 Executive Compensation; Analysis of Individual Compensation Elements – Long-Term Incentive Compensation.”

COMPENSATION COMMITTEE’S CONSIDERATION OF 2018 SAY-ON-PAY VOTE

At its 2018 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted over 96 percent of the shares voted either for or against the proposal. The Committee interpreted the results of the Company’s 2018 say-on-pay vote as a continued endorsement of (i) the Committee’s overall compensation philosophy and structure, (ii) the Company’s executive pay levels generally, and (iii)  the Committee’s justifications for its individual executive compensation decisions.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT; BENCHMARKING; MARKET DATA

The Committee receives information and input from its independent compensation consultant regarding, among other matters, market data and competitive compensation trends and practices. With respect to 2018, the data provided by the independent consultant included reviews of the named executive officers’ base salaries, annual bonus/short-term incentive compensation opportunities, total cash compensation opportunities (base salary plus annual bonus/short-term incentive compensation), long-term incentive compensation opportunities (equity), and total direct compensation opportunities (total cash compensation plus long-term incentive compensation) relative to similar positions reported in the databases below.

General Industry – Comparable Companies

Towers Watson 2017 General Industry Executive Compensation Database (1)

From this database, the compensation consultant identified 46 companies that were considered to be representative of consumer-oriented businesses and/or transportation services.

General Industry – Total Sample	Towers Watson 2017 General Industry Executive Compensation Database (507 companies)
Airline Data	American Airlines Group, Inc., Delta Air Lines, Inc., and United Continental Holdings, Inc. (2)(3)

(1)	Where possible, the data was adjusted by the independent consultant to take into account differences in company size.

(2)

The independent consultant considered these three airlines to be the most relevant (e.g., from a competitive hiring standpoint). The airline data was based on 2016 compensation data reported in these airlines’ 2017 proxy statements and was not aged. In addition, the data was discounted to take into account differences in revenues between these airlines and the Company.

(3)

For additional context, the independent consultant also provided the Committee with 2017 proxy statement data regarding (i) the Chairman, President, and Chief Executive Officer of Alaska Air Group, Inc.; (ii) the Chief Executive Officer and President of JetBlue Airways Corporation; (iii) the President and Chief Operating Officer of Alaska Airlines; (iv) the Executive Vice President, Finance and Chief Financial Officer of Alaska Air Group, Inc.; and (v) the Chief Financial Officer of JetBlue Airways Corporation.

For 2018, in composing the Company’s peer groups, the Committee placed its principal focus on comparable companies in consumer-oriented businesses (General Industry – Comparable Companies). The independent consultant viewed this group as representative of organizations that were relevant for monitoring the adequacy of the Company’s executive pay levels and evaluating company performance. Other airlines were constituents of this group, and the independent consultant called out practices of select airlines for additional context on key positions. In addition, to provide broader market context, the independent consultant provided the Committee with data derived from other transportation and general industry companies (General Industry – Total Sample).

In referencing market data, the Committee did not directly target any individual named executive officer’s compensation; rather, the market data provided context for the Committee’s judgment as to what it considered to be appropriate pay. The Committee has not historically directly targeted named executive officer compensation to specific market data because (i) the market data is not necessarily comprehensive; and (ii) in particular with respect to airlines, the data does not always include good matches to the Company’s executive positions, which in many cases involve a unique combination of responsibilities that do not correspond directly to the roles that are included in available market data. In addition, because of the limited amount of airline industry data, the Committee deemed it advisable to reference the broader compensation data provided by general industry surveys, which also serve as indicators of the named executive officers’ potential value to other organizations who might seek to hire them.

INTERNAL EQUITY; ROLE OF MANAGEMENT

Because approximately 83 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), these negotiated agreements factor significantly into Company-wide compensation decisions, including executive compensation decisions. In approaching executive compensation decisions, the Committee seeks to balance market-appropriate levels of compensation and internal equity. The Committee considers internal equity by assessing the roles, responsibilities, and levels of accountability of the named executive officers relative to (i) each other; (ii) other officers; and (iii) other Employees, including contract Employees. The Committee also considers a named executive officer’s tenure in his or her current role. For purposes of this Compensation Discussion and Analysis, references to “internal equity” should be interpreted in this context.

At the Committee’s request:

•

Mr. Kelly and the Company’s People Department Leader (i) provide regular input regarding overall compensation designs and recommendations presented to the Committee and (ii) review with the Committee the relative roles and responsibilities of the Company’s other executive officers;

•

Mr. Kelly reviews with the Committee the relative performance of the Company’s other executive officers and provides input with respect to their compensation generally and their compensation relative to each other; and

•	The Company’s People Department Leader works with the Committee Chair and the Committee’s independent consultant to provide market data and recommendations with respect to Mr. Kelly’s compensation.

The input from Mr. Kelly and the Company’s People Department Leader not only assists the Committee with its compensation determinations, it serves a valuable purpose in connection with the Company’s succession planning. Although the Committee is not obligated to accept any of Mr. Kelly’s recommendations, the Committee gives considerable weight to any such recommendations because of Mr. Kelly’s ability to directly observe, on a day-to-day basis, each officer’s contributions and performance. In addition, Mr. Kelly regularly travels to visit with Employees at all levels in varying locations and is able to relay Employee concerns that he believes should be considered by the Committee as it addresses matters of internal equity. Additional information regarding management’s role with respect to executive compensation determinations is included below.

DETERMINATION OF 2018 EXECUTIVE COMPENSATION; ANALYSIS OF INDIVIDUAL COMPENSATION ELEMENTS

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; (iv) the Committee’s determinations regarding the amounts paid to each of the named executive officers for 2018; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions.

Salary

Objective of Base Pay. The Committee’s objective with respect to base pay is to provide a reasonable base level of monthly income relative to an Employee’s job responsibilities, skills, tenure with the Company and tenure in the current position with the Company, performance, and the market for the Employee’s skills (both within and outside of the airline industry).

Approach to 2018 Base Pay; Individual Base Pay Determinations for the Named Executive Officers and Pay Relative to Each Other. Notwithstanding market data that would have supported an increase in Mr. Kelly’s guaranteed base pay, in accordance with Mr. Kelly’s wishes, he did not receive an increase in base pay during 2018.

In February 2018, the other named executive officers received modest increases in base pay ranging from 2.9 percent to 3.2 percent year-over-year on an annualized basis, each of which the Committee believed was supported by market data. Reflecting internal equity, (i) the percentage increases for these named executive officers were in line with the Company’s merit structure for its other non-contract Employees, which emphasized individual performance and position responsibilities; (ii) each of these named executive officer’s base pay increased relative to Mr. Kelly’s base pay; (iii) Mr. Nealon’s and Mr. Van de Ven’s base pay remained equal; and (iv) Ms. Romo’s and Mr. Jordan’s base amounts remained within a 1.1 percent range of each other.

Short-Term Incentive Compensation

Objectives of Short-Term Incentive Compensation. The Committee believes short-term incentive compensation opportunities are necessary to attract and retain Employees at the supervisor level and above, in particular at the officer level, given the prevalence of performance-based compensation arrangements in the market in which the Company competes for executive talent. Short-term incentive compensation opportunities are also provided at these levels generally to (i) reflect the additional time, responsibility, and accountability associated with these positions, in particular senior executive positions; (ii) create total compensation opportunities that are within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall performance.

Approach to 2018 Short-Term Incentive Compensation.

General. In 2018, the Committee continued to apply a structured and transparent approach to the named executive officers’ short-term incentive payouts, pursuant to which:

•

80 percent of each of the named executive officer’s total short-term incentive payout was awarded under the Company’s Senior Executive Short-Term Incentive Plan (the “Incentive Plan”), which provides for the payment of cash bonuses based on performance measures and targets that are pre-established by the Committee; and

•

20 percent of each named executive officer’s total short-term incentive payout was based on the Committee’s subjective determinations regarding the named executive officers’ individual contributions to Company performance.

In January 2018, the named executive officers were presented with a target short-term incentive opportunity (applicable to both the Incentive Plan portion and the subjective individual portion) equal to a percent of their base salary in accordance with the table below (the “STI Target”), with differences in percentages reflecting differences in levels of responsibility. As reflected in the table below, in 2018, taking into account the Company’s sustained exceptional financial performance going into 2018, the Committee increased Mr. Kelly’s STI Target to address the gaps between market and Mr. Kelly’s short-term incentive, total cash, and total direct compensation opportunities.

	2018 STI Target (Percentage of Base Salary)	2017 STI Target (Percentage of Base Salary)

Gary C. Kelly	200%	175%

Thomas M. Nealon Michael G. Van de Ven	135%	135%

Tammy Romo Robert E. Jordan	120%	120%

The short-term incentive payout for each of the named executive officers could range from zero to 150 percent of the named executive officer’s STI Target (applicable to both the Incentive Plan portion and the subjective individual portion).

Performance-Based Short-Term Incentive Compensation Opportunities under the Incentive Plan and Related Payouts. Pursuant to the Incentive Plan, the Committee established 2018 performance metrics and targets based on the Company’s 2018 Management Short-Term Incentive Scorecard (the “Scorecard”). The Scorecard included eleven specific metrics within four general Scorecard standards. The general Scorecard standards, each of which were weighted, corresponded with (i) the Company’s publicly stated Vision to become the world’s most loved, most flown, and most profitable airline; and (ii) the Company’s key strategic and business objectives. The Company performed at 93.2 percent of target for 2018, compared with Company performance at 90.4 percent of target for 2017. This contributed to the year-over-year increases in the amounts shown for the named executive officers in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

The specific 2018 Scorecard metrics, targets, and weightings, as well as the results and payout percentages for 2018, are set forth in the table below.

2018 Management Incentive Scorecard

Strategic & Business Objectives (25.00%)	Metric Weight	Target Range					Component Payout Percentage
Technology Initiatives	5.00%	(Subjective: 0-150%)					125.0%
Infrastructure Construction Programs	5.00%	(Subjective: 0-150%)					110.0%
Reliability & Efficiency	5.00%	(Subjective: 0-150%)					110.0%
Hospitality & Teamwork	5.00%	(Subjective: 0-150%)					125.0%
Fleet Modernization	5.00%	(Subjective: 0-150%)					100.0%
Most Profitable (50.00%)	Metric Weight	Target Range					2018 Actual	% of Target
		0% Threshold	50% Award	75% Award	100% Target	150% Max
RASM(1)	16.66%	13.09¢	13.23¢	13.36¢	13.80¢	14.05¢	13.75¢	97.0%
CASM ex Fuel & Profitsharing(2)	16.66%	8.55¢	8.50¢	8.47¢	8.44¢	8.35¢	8.53¢	23.7%
Return on Invested Capital, After-Tax (“ROIC”)(3)	16.66%	9.5%	12.0%	14.0%	17.0%	20.0%	18.4%	123.7%
Most Flown (8.33%)
Ontime Performance(4)	8.33%	75.9%	78.7%	80.3%	81.2%	83.5%	79.2%	57.4%
Most Loved (16.66%)
Net Promotor Score(5)	8.33%	60.0%	62.0%	64.0%	66.0%	70.0%	64.4%	79.7%

Voluntary Turnover(6)	8.33%	3.00%	2.72%	2.69%	2.66%	2.44%	2.42%	150.0%
	Total Payout (Percentage of Target) for Company Performance							93.2%

(1)	Calculated as operating revenues divided by available seat miles of 159.8 billion, which is a measure of operating revenue production based on the total available seat miles flown.

(2)

Calculated as total operating expenses (excluding fuel and oil expense, profitsharing expense, and special items), divided by available seat miles of 159.8 billion, which is the average cost to fly an aircraft seat (empty or full) one mile. Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

(3)

ROIC was measured after taxes and excluded special items. Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

(4)	Number of scheduled flights that arrived less than 15 minutes after scheduled arrival time divided by total scheduled flights.

(5)	(Total promoters-total detractors) divided by total survey participants.

(6)	Total voluntary terminations divided by total number of employees available for termination.

The Committee believes the Scorecard concept and its metrics and targets are an appropriate and effective short-term incentive mechanism because (i) the Scorecard metrics and targets directly tie to the Company’s Vision and key strategic and business objectives; (ii) the Scorecard creates a multi-dimensional tool to determine overall short-term incentive funding based on Company performance, so that factors that are deemed significant to the industry and operational performance may be considered in addition to financial measures; (iii) there is a strong correlation between the Scorecard and the manner in which the Company manages and measures its own performance generally, as the goals are highly relevant to the Company, its Shareholders, its Customers, and its Employees; (iv) the Scorecard has been in existence and communicated in varying forms for over a decade and therefore incorporates standards with which Employees are already familiar and to which Employees are likely to respond; (v) the Scorecard provides visibility to the Committee regarding what management communicates to its Employees as important; (vi) the Scorecard enables the Committee to take into account the Chief Executive Officer’s specific views regarding the areas within the Scorecard that require the most focus; (vii) the use of a multi-dimensional guide for short-term incentives mitigates the risk that can be created when financial results are the only drivers of incentive payments; and (viii) individualized objectives can be customized based on applicable goals within the Scorecard.

Subjective Short-Term Incentive Determinations for the Named Executive Officers and Pay Relative to Each Other; Use of Discretion. The Committee approved individual named executive officer subjective short-term incentive amounts based on (i) the named executive officers’ individual contributions to the Company’s performance (including their individual performance relative to the factors covered by the Scorecard); (ii) the nature and extent of the Company’s accomplishments; (iii) input from the Chief Executive Officer with respect to the other named executive officers; (iv) individual contributions, roles, and responsibilities, which, by their nature, can involve subjective assessments; and (v) other factors the Committee deemed significant.

The Committee believed, and continues to believe, that it is appropriate and in the best interests of the Company for the Committee to ultimately retain some discretion to use its common sense in determining a portion of the named executive officers’ short-term incentive compensation based on a subjective view of individual performance. The Committee believes that retaining this discretion provides the Company and/or the Committee with the flexibility to:

•	consider a variety of factors in assessing individual contributions depending on the nature of an individual’s roles and responsibilities within the Company;

•

evaluate individual goals and payouts in light of unexpected events or changes in the industry and related changes in business strategies, thereby minimizing the risk that individuals will continue to focus on areas that become less relevant just to achieve a bonus payout;

•

reward individuals for the Company’s superior operational and financial performance relative to its peers during periods when the Company and its peers must react to adverse events that are out of the Company’s control (e.g., fuel costs, economic fluctuations and uncertainty, competitor actions, weather events, natural disasters, terrorist threats, and other events that can influence the Company’s business plan and strategies); and

•	re-focus Employee energy when an unanticipated opportunity arises that could lead to long-term benefits, and reward related individual contributions.

In determining the size of the subjective portion of the named executive officers’ individual short-term incentive opportunity, the Committee took into account the factors discussed below for each named executive officer. In determining the size of the payouts relative to other Employees of the Company, the Committee took into account the fact that these are the individuals who, because of their roles and responsibilities, have the ability to most directly impact the Company’s overall results, as well as the most accountability for the Company’s results.

Chief Executive Officer. The Committee awarded the subjective portion of Mr. Kelly’s short-term incentive based on individual performance at 100 percent of target. The Committee deemed this to be appropriate based on Mr. Kelly’s strong and strategic overall leadership during 2018, in particular with respect to (i) the Company’s strategic and business objectives, each of which performed at or above target; and (ii) the

Company’s production of strong financial results for 2018, including its 46th consecutive year of profitability, its record total operating revenues, its annual pre-tax return on invested capital of 23.6 percent (or 18.4 percent on an after-tax basis), and its record operating cash flow, which enabled the Company to provide approximately $2.3 billion in returns to Shareholders through share dividends and share buybacks.

Other Named Executive Officers. The subjective portion of the other named executive officers’ short-term incentive was also based on individual performance at 100 percent of target, reflecting their coordinated contributions to the Company’s strategic and business objectives and financial results, including, among others, (i) Mr. Nealon’s leadership and contributions with respect to the Company’s commercial revenue initiatives and technology initiatives; (ii) Mr. Van de Ven’s leadership and contributions with respect to the Company’s year-over-year improvements in on-time performance and reduction of DOT complaints; (iii) Mr. Van de Ven’s and Ms. Romo’s leadership and contributions with respect to the Company’s fleet modernization initiatives; (iv) Ms. Romo’s leadership and contributions with respect to the Company’s financial planning and, in particular, her successful management of the Company’s capital and liquidity plans and related preservation of the Company’s investment-grade balance sheet; and (v) Mr. Jordan’s leadership and contributions with respect to the Company’s Employee experience initiatives, its succession planning and leadership development pipeline, and its implementation of new human resources technology.

In assessing the individual performance of the named executive officers other than Mr. Kelly, the Committee relied heavily on Mr. Kelly’s input regarding such officers’ relative roles, scope of responsibilities, and performance for 2018.

Long-Term Incentive Compensation

Objectives of Equity Compensation. Equity awards are used by the Company (i) to serve as a performance-based method to address the competitiveness of the Company’s compensation; (ii) as an incentive and reward for achievement of the Company’s long-term objectives; and (iii) to further align the interests of the Company and its senior leadership with those of its Shareholders. The Committee awards long-term incentive compensation opportunities to attract and retain Employees at the director level and above, as well as other targeted positions where equity awards are prevalent in the market in which the Company competes for those positions. With respect to other Employees, the Company places more emphasis on cash compensation.

Approach to Equity Compensation. The Committee believes that equity, as a long-term performance incentive, should constitute a strong component of overall compensation. The Committee applies its judgment in determining the size of equity awards, which involves informing itself of practices and levels of equity pay in the market for a given position. Based on this information, the Committee has established the size of equity awards as a percentage of base pay, having taken into account internal equity, prior year awards, total direct compensation for each individual, and an individual’s specific performance.

During 2018, the Committee granted equity awards in the form of service-based, time-vesting RSUs and performance-based RSUs that are settleable in shares of common stock. Reflecting its desire to continue to increase performance-based compensation as a percentage of total compensation, over the past few years, the Committee has gradually increased the value of performance-based RSUs as a percentage of total RSUs for all participants in the Company’s equity plan. For 2018, total equity for all participants, including each of the named executive officers, consisted of 50 percent performance-based RSUs and 50 percent time-vesting RSUs.

As shown in the Grants of Plan-Based Awards in Fiscal 2018 table, the ultimate value of each of the named executive officer’s performance-based RSUs will be based on the Company’s average after-tax ROIC over a three-year period. The number of performance-based RSUs and the number of shares of the Company’s common stock to be issued, if any, as of the vesting date will be based on the achievement of the targets below. In addition, the percentage of performance-based RSUs that will vest will be interpolated between the targets below only after a minimum performance level has been achieved.

Performance Period	Vesting Date	ROIC (after-tax) in Performance Period(1)	Number of Performance- Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date
January 1, 2018 through December 31, 2020	February 21, 2021(2)	8.0% or less	Grant Amount x 0%
		10.0%	Grant Amount x 100%
		12.0%	Grant Amount x 150%
		14.0%	Grant Amount x 175%
		15.0% or greater	Grant Amount x 200%

(1)	See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

(2)	Other than in connection with death or disability, vesting is subject to the individual’s continued service as an Employee, Board member, or advisor through the vesting date.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. During 2018, the Committee granted equity to Mr. Kelly with a total grant date fair value of $5,250,019, representing 700 percent of his annualized base pay for 2018. In approving this value, the Committee considered retention and also referenced market data, which indicated that Mr. Kelly’s long-term incentive and total direct compensation continued to be below market. Reflecting the Committee’s commitment to variable, performance-based compensation, Mr. Kelly’s performance-based RSUs increased as a percentage of his total RSUs, from 40 percent in 2017 to 50 percent in 2018.

Other Named Executive Officers. In accordance with the Committee’s philosophy that equity should constitute a strong component of total compensation, (i) as set forth in the table below, each of the other named executive officers received an increase in equity as a percentage of annualized base pay; and (ii) these increases were the largest contributor to the increases in total compensation for these named executive officers.

	2017	2018

Thomas M. Nealon Michael G. Van de Ven	400%	450%

Tammy Romo Robert E. Jordan	380%	400%

As with the Chief Executive Officer’s grants, the Committee considered retention and referenced market data as a guide for determining an appropriate relative value for these individuals’ long-term incentive awards. The Committee also considered internal equity.

Tax Considerations. Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, generally limits to $1,000,000 the U.S. federal income tax deductibility of compensation paid in one year to certain named executive officers, including compensation deemed to be received upon vesting of RSUs. Prior to the Tax Cuts and Jobs Act (“2017 Tax Reform Act”) that was signed into law on December 22, 2017, Section 162(m) provided an exception to such limitation for certain performance-based compensation (the “162(m) Exception”), including for performance-based RSUs.

The 2017 Tax Reform Act eliminated the 162(m) Exception. As a result, except to the extent that compensatory awards or agreements granted on or prior to November 2, 2017, are “grandfathered” (as provided in the 2017 Tax Reform Act) and are not materially modified after November 2, 2017, the Company’s ability to rely on the 162(m) Exception was eliminated beginning in 2018 and the limitation on deductibility under Section 162(m) was expanded to include all named executive officers and certain former named executive officers. As a result, the Company will be precluded from taking a federal income tax deduction for any compensation paid to its named executive officers, and former named executive officers, in excess of $1,000,000, including compensation attributable to performance-based RSUs granted in 2018 and later years.

Retirement and Related Benefits

401(k) and Profit Sharing. The Committee does not specifically consider the value of its tax-qualified retirement plans when establishing other compensation elements and amounts for the named executive officers because of the broad-based nature of these benefits. Southwest offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. Southwest’s Company 401(k) and profit sharing plans are intended to be competitive in the market and include five-year graded vesting provisions that are designed to contribute to Employee loyalty and retention. Southwest’s company 401(k) plan provides for a dollar-for-dollar match on contributions made to the 401(k) plan by non-Pilot Employees, subject to limits specified by the Board, applicable collective bargaining agreements, and the Internal Revenue Code and applicable Treasury Regulations. Southwest also sponsors a Pilots’ 401(k) plan that gave each eligible Pilot a fully-vested non-elective Company contribution equal to 14.2 percent of such Pilot’s eligible compensation for 2018, whether or not the Pilot made his or her own contributions to the plan.

Southwest’s profit sharing plan provides for an annual Company contribution to Employee accounts equal to an amount determined by the Board in its sole discretion. With respect to the 2018 plan year, for all Employees other than the Pilot work group, the Company has allocated 10 percent of each Employee’s eligible compensation as a contribution to the profit sharing plan and paid approximately 0.88 percent of the Employee’s eligible compensation in cash (“Cash Profit Sharing”). In accordance with the Pilots’ election under their collective bargaining agreement, Pilots received approximately 10.88 percent of their eligible compensation as a contribution to the profit sharing plan. These combined profit sharing and cash contributions for all eligible Employees equaled approximately 15 percent of the Company’s annual net operating profit (as defined in the profit sharing plan) for the 2018 plan year. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. The numbers in the “All Other Compensation” column of the Summary Compensation Table reflect, in part, fluctuations in profit sharing contributions based on fluctuations in the Company’s profitability for the three years covered by the table, as well as the number of total Employees eligible to participate in the plan. The Committee has approved a cash payment to all of the Company’s officers equal to Company contributions they would have received in profit sharing, but for the application of the limits set forth in Section 401(a)(17) of the Internal Revenue Code. The Committee’s decision aligned this officer benefit with the benefits to which the Company’s Pilots are entitled pursuant to their collective bargaining agreement, as well as Mr. Kelly’s right to the excess amount pursuant to his individual deferred compensation arrangement discussed below.

Nonqualified Deferred Compensation. Southwest offers nonqualified deferred compensation arrangements to a select group of Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements, by their nature, are tied to the qualified plan benefits, they have not been considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to a select group of Employees with amounts that cannot be contributed to the 401(k) or profit sharing plans due to limits under Section 415(c) of the Internal Revenue Code. Named executive officers who do not elect to participate in the Company’s excess benefit plan receive payment in the form of cash equal to the contribution the executive would have otherwise been entitled to receive under the profit sharing and 401(k) plans, but for the application of the limits of Section 415(c) of the Internal Revenue Code. The cash payment is made at the same time as the named executive officer would have otherwise received a contribution to the excess benefit plan. The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2018.”

The Company has also adopted the Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors (the “SMC Deferred Compensation Plan”). Pursuant to the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, prior to each plan year, irrevocably elect to defer up to 50 percent of their salary otherwise payable to them for such plan year and 100 percent of any bonus amounts earned with respect to such plan year. Pursuant to the SMC Deferred Compensation Plan, non-Employee members of the Board also may, prior to each plan year, irrevocably elect to contribute all or a portion of their annual cash retainer fees otherwise payable to them with respect to such plan year. The SMC Deferred Compensation Plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2018.” Southwest also maintains two nonqualified deferred compensation plans that are available to Pilots only, pursuant to the terms of their collective bargaining agreement. In addition, Mr. Kelly has an individual deferred compensation letter agreement, pursuant to which the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would have otherwise been made on his behalf to the Company’s qualified 401(k) and profit sharing plans, but that exceed the limits under Sections 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Mr. Kelly’s deferred compensation bears interest at a rate of ten percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s former Chairman Emeritus, Mr. Herbert D. Kelleher. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2018.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the Chief Executive Officer and the other named executive officers, are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.”

The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the ability of the Company to retain officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines on a standby basis, and officers of the Company and their spouses and dependent children are eligible to fly free on Southwest Airlines on a reserved seat basis. In addition, during 2018, officers of the Company were entitled, at their election, to an annual deposit of 225,000 Rapid Rewards points to their Rapid Rewards account. The annual deposit of Rapid Rewards points to officer accounts has been increased to 240,000 points for 2019. During 2018, the Company’s officers were also eligible, at their election, to participate in an executive health program that is part of the Southwest Airlines Co. Welfare Benefit Plan. The Committee believes these benefits are commensurate with the benefits offered by others in the market in which the Company competes for executive talent.

The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and paid time off, which are not taken into account when establishing the named executive officers’ salary and bonus elements and amounts.

Significant Corporate Governance and Compensation Policies and Practices

Clawback Policy. The Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

Share Ownership Guidelines. The Committee has adopted share ownership guidelines for the Company’s executive officers and Board members. The Company’s Chief Executive Officer is expected to meet a share ownership level with a value equal to or exceeding five times his annual base salary, and all other executive officers are expected to meet a share ownership level with a value equal to or exceeding three times their annual base salary. Members of the Board are expected to meet a share ownership level with a value equal to or exceeding three times their annual cash retainer for Board services. “Share ownership” is defined to include shares of the Company’s common stock (including shares held in the Company’s profit sharing plan), unvested RSUs, and performance shares held pursuant to the Company’s Outside Director Incentive Plan. The Company’s executive officers are expected to meet the stated ownership levels within five years of becoming an executive officer. Members of the Board are expected to meet the stated ownership level within three years of becoming a Board member. The Committee has the authority to monitor and adjust these ownership guidelines as it deems appropriate from time to time. All of the Company’s executive officers, including the named executive officers, and all of the Company’s Board members meet the requirements of the Company’s share ownership guidelines. In addition to the Company’s share ownership guidelines, (i) the Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities; and (ii) the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, prohibit the Company’s officers and Board members from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging; and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.

As a result, the Company also provides financial information in this Compensation Discussion and Analysis that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as “excluding special items”), which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to compare results to industry trends: Total operating expenses, non-GAAP, excluding Fuel and oil expense and profitsharing expense; Fuel and oil expense, non-GAAP; Operating income, non-GAAP; Adjusted operating income, non-GAAP; and Income tax rate, non-GAAP. The Company’s non-GAAP financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts – all reflected within fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on a non-GAAP basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP purposes in the period of contract settlement. The Company believes these non-GAAP results provide further insight on of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company’s management, as well as investors and analysts, to consistently assess the Company’s operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage Fuel and oil expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or to industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include a gain recognized in first quarter 2018 associated with the sale of 39 owned Boeing 737-300 aircraft and a number of spare engines to a third party. These aircraft were previously retired as part of the Company’s exit of its 737-300 fleet. The gain was not anticipated and the Company associates it with a grounding charge recorded in third quarter 2017.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to compare results to industry trends: Total operating expenses, non-GAAP, excluding fuel and oil expense and profitsharing expense; Operating income, non-GAAP; Adjusted operating income, non-GAAP; and Income tax rate, non-GAAP.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company’s effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation in order to allow investors to compare and contrast its calculation to those provided by other companies.

Reconciliation of Reported Amounts to Non-GAAP Financial Measures (excluding special items) (unaudited) (in millions)

Year Ended December 31, 2018
Total operating expenses, as reported	$18,759
Deduct: Fuel and oil expense	(4,616)
Add: Gain on sale of grounded aircraft	25

Total operating expenses, excluding Fuel and oil expense and special items	$14,168
Deduct: Profitsharing expense	(544)

Total operating expenses, excluding profitsharing, Fuel and oil expense, and special items	$13,624

Fuel and oil expense, as reported	$4,616
Add: Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (a)	14

Fuel and oil expense, excluding special items	$4,630

Operating income, as reported	$3,206
Deduct: Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (a)	(14)
Deduct: Gain on sale of grounded aircraft	(25)

Operating income, excluding special items	$3,167

(a) As a result of prior hedge ineffectiveness.

Non-GAAP Return on Invested Capital (ROIC) (in millions) (unaudited)

Year Ended December 31, 2018
Operating income, as reported	$3,206
Net impact from fuel contracts	(14)
Gain on sale of grounded aircraft	(25)

Operating income, non-GAAP	$3,167
Net adjustment for aircraft leases (a)	99

Adjusted operating income, non-GAAP (A)	$3,266

Non-GAAP tax rate (B)	22.1% (b)

Net operating profit after-tax (A*(1-B)=C)	$2,545

Debt, including capital leases (c)	$3,521
Equity (c)	9,853
Net present value of aircraft operating leases (c)	584

Average invested capital	$13,958
Equity adjustment for hedge accounting (d)	(144)

Adjusted average invested capital (D)	$13,814

Non-GAAP ROIC, pre-tax (A/D)	23.6%

Non-GAAP ROIC, after-tax (C/D)	18.4%

(a)

Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.

(b)

The GAAP annual tax rate as of December 31, 2018, was 22.1 percent and the annual Non-GAAP tax rate was also 22.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

(c)

Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company’s estimated incremental borrowing rate as of the time each individual lease was signed.

(d)

The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in this Proxy Statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair
J. Veronica Biggins
Grace D. Lieblein
Nancy B. Loeffler
John T. Montford

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Gary C. Kelly	2018	750,000	300,000	5,250,019	1,118,400	72,712	235,324	7,726,455
Chairman of the Board & Chief Executive Officer	2017	740,625	238,300	5,250,010	949,200	58,263	323,802	7,560,200
	2016	675,000	228,015	4,049,992	912,060	40,638	275,955	6,181,660

Tammy Romo	2018	488,125	117,600	1,960,010	438,413	—	135,028	3,139,176
Executive Vice President & Chief Financial Officer	2017	473,125	115,000	1,804,948	412,224	—	202,910	3,008,207
	2016	460,000	124,310	1,379,991	497,242	—	153,269	2,614,812

Thomas M. Nealon	2018	533,125	144,450	2,407,497	538,510	—	151,711	3,775,293
President(7)	2017	512,500	127,922	2,079,988	507,686	—	171,337	3,399,433

Michael G. Van de Ven	2018	533,125	144,450	2,407,497	538,510	—	151,618	3,775,200
Chief Operating Officer	2017	514,375	127,922	2,079,988	507,686	—	219,516	3,449,487
	2016	474,375	128,364	1,900,000	513,456	—	170,681	3,186,876

Robert E. Jordan	2018	483,125	116,400	1,940,006	433,940	—	133,264	3,106,735
Executive Vice President Corporate Services	2017	470,000	113,800	1,786,018	407,885	—	166,252	2,943,955
	2016	470,000	127,013	1,786,004	508,051	—	167,665	3,058,733

(1)

The table below shows base salaries for 2017 and 2018 on an annualized basis. Differences between the annualized numbers and the salaries reported in the table reflect the fact that salary adjustments were not in effect for the full year periods.

Name	Base Salary (effective February 1, 2017)	Base Salary (effective February 1, 2018)
Gary C. Kelly	$750,000	$750,000
Tammy Romo	$475,000	$490,000
Thomas M. Nealon	$520,000	$535,000
Michael G. Van de Ven	$520,000	$535,000
Robert E. Jordan	$470,000	$485,000

(2)

In accordance with the SEC’s rules, for each year, the amount disclosed reflects bonuses/non-equity incentive plan compensation earned with respect to such year, whether or not actually paid in such year.

(3)

Awards consist of RSUs and performance-based RSUs that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2018 are included in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The ultimate value of each of the named executive officer’s performance-based RSUs and the number of shares to be issued, if any, as of the vesting date will be based on the Company’s average after-tax ROIC over a three-year period. The maximum potential value of each of the named executive officer’s performance-based RSUs is set forth in the table below.

Name	Value ($)
Gary C. Kelly	5,249,958
Tammy Romo	1,959,949
Thomas M. Nealon	2,407,437
Michael G. Van de Ven	2,407,437
Robert E. Jordan	1,940,006

(4)

Amounts consist of short-term incentive compensation earned based upon performance measures and targets established pursuant to the Company’s Senior Executive Short Term Incentive Plan. This plan and the awards earned thereunder are discussed in detail above under “Compensation Discussion and Analysis – Short-Term Incentive Compensation.”

(5)

Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation letter agreement between the Company and Mr. Kelly. Mr. Kelly’s deferred compensation arrangement is discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits” and below under “Nonqualified Deferred Compensation in Fiscal 2018.”

(6)

This column includes the following types of compensation, which are discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits” and below under “Nonqualified Deferred Compensation in Fiscal 2018”: (i) Company contributions to the Southwest Airlines Co. 401(k) Plan (“Company 401(k) Match”); (ii) Company profit sharing allocations earned with respect to 2018 and contributed to eligible Employees’ profit sharing plan accounts in 2019 (“Profit Sharing Contribution”); (iii) Company profit sharing allocations earned with respect to 2018 and paid to eligible Employees in cash in 2019 (“Cash Profit Sharing”); (iv) Company contributions to the Company’s excess benefit plan in 2019, which amounts were earned with respect to 2018 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of the Internal Revenue Code Section 415(c) limit on amounts that may be contributed to tax-qualified plans (“415(c) Excess Plan Contribution”); (v) for eligible Employees who did not elect to participate in the Company’s excess benefit plan, cash amounts paid directly to such Employees, which amounts were earned with respect to 2018 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of the Internal Revenue Code Section 415(c) limit on amounts that may be contributed to tax-qualified plans (“415(c) Excess Payout”); (vi) with respect to Mr. Kelly, a cash payout equal to the Cash Profit Sharing allocation rate times his eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans, and, with respect to other officers, a cash payout equal to the Company’s total profit sharing allocation rate times their eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans (each referred to as a “401(a)(17) Excess Payout”); and (vii) with respect to Mr. Kelly, a Company contribution made to his individual deferred compensation arrangement referenced in footnote (5), which amount was earned with respect to 2018 and contributed in 2019 (“Individual DC Letter Agreement”).

Name	Company 401(k) Match ($)	Profit Sharing Contribution ($)	Cash Profit Sharing ($)	415(c) Excess Plan Contribution ($)	415(c) Excess Payout ($)	401(a)(17) Excess Payout ($)	Individual DC Letter Agreement ($)
Gary C. Kelly	24,590	11,910	2,411	—	—	14,573	181,840
Tammy Romo	24,593	11,907	2,411	—	15,593	80,525	—
Thomas M Nealon	24,593	11,907	2,411	—	15,593	97,208	—
Michael G. Van de Ven	24,500	12,000	2,411	—	15,500	97,208	—
Robert E. Jordan	24,593	11,907	2,411	15,593	—	78,761	—

(7)	In accordance with SEC rules, 2017 was the first year for which Mr. Nealon was required to be included in the proxy statement executive compensation tables.

The Compensation Committee’s determinations regarding the amount of executive salary and bonus/non-equity incentive plan compensation in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules of the SEC, the Company is providing the following information about the relationship of the median of the total annual compensation of all Employees of the Company and the total annual compensation of the Company’s Chief Executive Officer (“CEO”).

For 2018, the Company’s last completed fiscal year:

•	The total annual compensation of the Company’s median Employee was $78,494;

•	The total annual compensation of the Company’s CEO, as reported in the above Summary Compensation Table, was $7,726,455; and

•

Based on this information, for 2018, the ratio of the total annual compensation of the Company’s CEO to the median Employee’s total annual compensation was reasonably estimated to be 98.4 to 1 (the “2018 Pay Ratio”).

The Company calculated 2018 compensation for the median Employee using the same methodology used to calculate the total annual compensation of the Company’s CEO, as reported in the above Summary Compensation Table.

There were no material changes to the Company’s Employee population or compensation programs for 2018 that the Company believed would significantly impact the pay ratio disclosure for 2018, as compared with 2017. Therefore, as permitted by the SEC’s rules, for purposes of determining the 2018 Pay Ratio, the Company used the same median Employee who was identified for purposes of the Company’s fiscal 2017 disclosure. The following describes the methodology used to identify the Company’s median Employee for 2017:

•

The Company determined that, as of October 10, 2017, its Employee population, for purposes of determining the median Employee under the SEC’s rules, consisted of approximately 59,387 individuals, whether employed on a full-time, part-time, or temporary basis.

•

The Company used a consistently applied compensation measure to identify its median Employee by comparing the amount of compensation reflected in its payroll records, as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2017.

•

The Company identified its median Employee by consistently applying this compensation measure to all of its Employees included in its analysis. The Company did not make any cost of living adjustments in identifying the median Employee. The Company annualized the compensation for its permanent Employees that were not employed for all of 2017.

Grants of Plan-Based Awards in Fiscal 2018

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary C. Kelly	—	N/A	1,200,000	1,800,000	—	—	—	—	—
	1/31/2018	—	—	—	N/A	43,174	86,348	—	2,624,979
	1/31/2018	—	—	—	—	—	—	43,175	2,625,040
Tammy Romo.	—	N/A	470,400	705,600	—	—	—	—	—
	1/31/2018	—	—	—	N/A	16,118	32,236	—	979,974
	1/31/2018	—	—	—	—	—	—	16,119	980,035
Thomas M. Nealon	—	N/A	577,800	866,700	—	—	—	—	—
	1/31/2018	—	—	—	N/A	19,798	39,596	—	1,203,718
	1/31/2018	—	—	—	—	—	—	19,799	1,203,779
Michael G. Van de Ven	—	N/A	577,800	866,700	—	—	—	—	—
	1/31/2018	—	—	—	N/A	19,798	39,596	—	1,203,718
	1/31/2018	—	—	—	—	—	—	19,799	1,203,779
Robert E. Jordan	—	N/A	465,600	698,400	—	—	—	—	—
	1/31/2018	—	—	—	N/A	15,954	31,908	—	970,003
	1/31/2018	—	—	—	—	—	—	15,954	970,003

(1)

These columns show the potential value of the annual cash incentive payout under the Company’s Senior Executive Short Term Incentive Plan for each named executive officer based on achievement at threshold, target, and maximum performance levels. The potential payouts were performance-driven and therefore completely at risk. The amount of the award, beginning at zero percent of the target payout, was interpolated between performance targets only after a minimum performance level was achieved. The business metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”

(2)

The awards consist of performance-based RSUs granted under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”) with respect to the performance period from January 1, 2018 to December 31, 2020 (the “Performance Period”). The performance-based RSUs are scheduled to vest on February 21, 2021 (the “Vesting Date”), and are settleable in shares of common stock. These columns show the potential number of shares of common stock to be paid out upon vesting of the performance-based RSUs for each named executive officer based on achievement at the threshold, target, and maximum performance levels. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that will vest and the number of shares of the Company’s common stock to be issued, if any, as of the Vesting Date will be determined based on the achievement of ROIC (after-tax) targets. The percentage of performance-based RSUs vesting will be interpolated between ROIC performance targets only after a minimum ROIC performance level has been achieved as follows:

ROIC (after-tax) in Performance Period	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date
8.0% or less	Grant Amount x 0%
10.0%	Grant Amount x 100%
12.0%	Grant Amount x 150%
14.0%	Grant Amount x 175%
15.0% or greater	Grant Amount x 200%

“ROIC (after-tax)” means After-tax Adjusted Operating Income divided by Adjusted Average Invested Capital. “After-tax Adjusted Operating Income” means Operating income (calculated in accordance with Accounting Principles Generally Accepted in the United States (GAAP) as adjusted to reflect the impact to Operating income from (a) fuel contracts (net), (b) special items, as disclosed from time to time in the Company’s earnings releases and filings with the SEC, (c) aircraft leases (net), and (d) fuel hedge premium expense, tax affected. “Average Invested Capital” means an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting. ROIC (after-tax) for the Performance Period will be the average of the ROIC (after-tax) over the three full fiscal years within the Performance Period. The Company does not pay dividends on unvested performance-based RSUs.

(3)

The awards consist of RSUs granted under the 2007 Equity Plan. The RSUs are settleable in shares of common stock and are scheduled to vest with respect to one-third of the shares covered thereby annually, which vesting began on February 21, 2019. The Company does not pay dividends on unvested RSUs.

(4)

The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2018 are included in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table provides information with respect to RSUs (including performance-based RSUs) held by the named executive officers as of December 31, 2018. RSUs (including performance-based RSUs) were the only types of equity awards outstanding for the named executive officers at fiscal 2018 year-end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gary C. Kelly	182,557	(4)	8,485,249	166,000	(5)	7,715,680
Tammy Romo	64,536	(6)	2,999,633	66,466	(7)	3,089,340
Thomas M. Nealon	76,123	(8)	3,538,197	79,042	(9)	3,673,872
Michael G. Van de Ven	75,106	(10)	3,490,927	67,208	(11)	3,123,828
Robert E. Jordan	66,552	(12)	3,093,337	55,618	(13)	2,585,125

(1)

The awards consist of RSUs that are settleable in shares of common stock, including RSUs acquired upon the satisfaction of performance criteria underlying an award of performance-based RSUs for the performance period from January 1, 2016 to December 31, 2018.

(2)	Market value is computed by multiplying the number of RSUs or performance-based RSUs by $46.48, which was the closing price per share of the Company’s common stock on December 31, 2018 on the NYSE.

(3)

The awards consist of performance-based RSUs that are settleable in shares of common stock, including (i) performance-based RSUs that were granted on February 1, 2017, with respect to the performance period from January 1, 2017 to December 31, 2019, and that are scheduled to vest on February 21, 2020; and (ii) performance-based RSUs that were granted on January 31, 2018, with respect to the performance period from January 1, 2018 to December 31, 2020, and that are scheduled to vest on February 21, 2021. In accordance with SEC rules, the number represents the maximum number of performance-based RSUs that may vest on the February 21, 2020 and February 21, 2021 vesting dates. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that are scheduled to vest and the number of shares of the Company’s common stock to be issued, if any, as of the February 21, 2020 and February 21, 2021 vesting dates will be determined based on the achievement of ROIC targets during the applicable performance periods.

(4)	Of these RSUs, (i) 133,862 vested on February 21, 2019; (ii) 34,304 are scheduled to vest on February 21, 2020; and (iii) 14,391 are scheduled to vest on February 21, 2021.

(5)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2020 is 79,652; and the maximum number that may vest on February 21, 2021 is 86,348.

(6)	Of these RSUs, (i) 48,085 vested on February 21, 2019; (ii) 11,078 are scheduled to vest on February 21, 2020; and (iii) 5,373 are scheduled to vest on February 21, 2021.

(7)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2020 is 34,230; and the maximum number that may vest on February 21, 2021 is 32,236.

(8)	Of these RSUs, (i) 56,350 vested on February 21, 2019; (ii) 13,174 are scheduled to vest on February 21, 2020; and (iii) 6,599 are scheduled to vest on February 21, 2021.

(9)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2020 is 39,446; and the maximum number that may vest on February 21, 2021 is 39,596.

(10)	Of these RSUs, (i) 53,361 vested on February 21, 2019; (ii) 15,146 are scheduled to vest on February 21, 2020; and (iii) 6,599 are scheduled to vest on February 21, 2021.

(11)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2020 is 27,612; and the maximum number that may vest on February 21, 2021 is 39,596.

(12)	Of these RSUs, (i) 48,578 vested on February 21, 2019; (ii) 12,656 are scheduled to vest on February 21, 2020; and (iii) 5,318 are scheduled to vest on February 21, 2021.

(13)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2020 is 23,710; and the maximum number that may vest on February 21, 2021 is 31,908.

Option Exercises and Stock Vested During Fiscal 2018

The following table provides information with respect to stock awards vested for the named executive officers during 2018. None of the named executive officers had stock options outstanding during 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gary C. Kelly	112,439	6,524,835
Tammy Romo	35,127	2,038,420
Thomas M. Nealon	12,743	739,476
Michael G. Van de Ven	49,727	2,885,658
Robert E. Jordan	45,361	2,632,299

(1)

Calculated by multiplying the number of shares acquired upon the February 21, 2018 vesting of RSUs and/or performance-based RSUs by $58.03, the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation in Fiscal 2018

As discussed above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plan for non-Pilot Employees provides for a Company match on non-Pilot Employee contributions. The Company also sponsors a Pilots 401(k) plan that gave each eligible Pilot a fully-vested non-elective Company contribution equal to 14.2 percent of such Pilot’s eligible compensation for 2018, whether or not the Pilot made his or her own contributions to the plan. As discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the profit sharing plan provides for a discretionary annual Company contribution that is based on the Company’s profits for the year. In conjunction with these tax-qualified plans, the Company offers a non-qualified excess benefit plan, which is designed to enable eligible Employees to defer Company contributions (“excess amounts”) that cannot be contributed to the 401(k) and profit sharing plans due to qualified plan contribution limits established by Section 415(c) of the Internal Revenue Code. Employee contributions to the excess benefit plan are not allowed. Pursuant to the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 may defer payment of their excess amounts. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Prior to the beginning of each plan year, participants may select a rate of return to apply to the amounts to be deferred to the excess benefit plan for the upcoming plan year. In 2018, the excess benefit plan allowed participants to select a rate of return equal to returns in one or more of the following investment options:

Fund Name	Ticker	2018 Rate of Return
Vanguard Institutional Target Retirement Income Fund Institutional Shares	VITRX	-1.98%
Vanguard Institutional Target Retirement 2015 Fund Institutional Shares	VITVX	-2.91%
Vanguard Institutional Target Retirement 2020 Fund Institutional Shares	VITWX	-4.21%
Vanguard Institutional Target Retirement 2025 Fund Institutional Shares	VRIVX	-5.02%
Vanguard Institutional Target Retirement 2030 Fund Institutional Shares	VTTWX	-5.82%
Vanguard Institutional Target Retirement 2035 Fund Institutional Shares	VITFX	-6.56%
Vanguard Institutional Target Retirement 2040 Fund Institutional Shares	VIRSX	-7.31%
Vanguard Institutional Target Retirement 2045 Fund Institutional Shares	VITLX	-7.87%
Vanguard Institutional Target Retirement 2050 Fund Institutional Shares	VTRLX	-7.87%
Vanguard Institutional Target Retirement 2055 Fund Institutional Shares	VIVLX	-7.84%
Vanguard Institutional Target Retirement 2060 Fund Institutional Shares	VILVX	-7.88%
Vanguard Institutional Target Retirement 2065 Fund Institutional Shares	VSXFX	-7.84%
Vanguard Institutional Index Fund Institutional Plus Shares	VIIIX	-4.41%
Payden Absolute Return Bond Fund SI Class	PYAIX	1.11%

Amounts deferred to the excess benefit plan before 2018 received a rate of return equal to one or more of the following, in accordance with the participants’ elections:

Fund Name	Ticker	2018 Rate of Return
Vanguard 500 Index Fund Admiral Shares	VFIAX	-4.43%
Citibank 90 Day Treasury Bill Index plus two percentage points	N/A	3.86%

Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds, but for 2019 and beyond, participants may change investment elections during annual enrollment for new excess amounts deferred. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or in equal annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

The Company also offers a separate non-qualified deferred compensation plan, the SMC Deferred Compensation Plan, which is designed to provide benefits with respect to Employee contributions that cannot be contributed to the Company’s 401(k) plans due to qualified plan limits established by the IRS. Pursuant to the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, prior to the beginning of a plan year, irrevocably elect to defer up to 50 percent of their salary otherwise payable to them for such plan year and 100 percent of any bonus amounts they earn with respect to such plan year. For amounts deferred before 2018, the SMC Deferred Compensation Plan provides a rate of return equal to the Citibank 90 Day Treasury Bill Index plus two percentage points. During fiscal 2018, the Citibank 90 Day Treasury Bill Index plus two percentage points earned a rate of return equal to 3.86 percent. In 2018, the SMC Deferred Compensation Plan provided a rate of return equal to one or more of the investment options shown in the table above for the excess benefit plan. Participant benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the SMC Deferred Compensation Plan. Distribution may be in a lump sum payout or in equal annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Mr. Kelly has an individual deferred compensation letter agreement, pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the Company’s tax-qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the IRS. The individual deferred compensation arrangement with Mr. Kelly provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later.

The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2018.

		Nonqualified Deferred Compensation for Fiscal 2018
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2018 ($)
Gary C. Kelly	Letter Agreement	—	181,840	(1)	145,135	(2)	—	1,962,106(3)(4)
	Excess Benefit Plan	—	—		2,461	(5)	—	67,245(6)
	SMC Deferred Compensation Plan	1,418,400(7)	—		39,220	(5)	—	4,965,343(8)
Tammy Romo	—	—	—		—		—	—
Thomas M. Nealon	—	—	—		—		—	—
Michael G. Van de Ven	—	—	—		—		—	—
Robert E. Jordan	Excess Benefit Plan	—	15,593	(1)	(8,933	)(5)	—	198,052(9)(10)

(1)

All of this amount is also reported for the named executive officer in the “All Other Compensation” column of the Summary Compensation Table for 2018. This amount was earned with respect to fiscal 2018, but was not contributed to the named executive officer’s account until 2019.

(2)	This includes the $72,712 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2018.

(3)

This includes the $181,840 reported in the “Southwest Contributions in Last Fiscal Year” column of this table as contributions pursuant to Mr. Kelly’s letter agreement earned for 2018, but that were not contributed to Mr. Kelly’s account until 2019. Mr. Kelly’s actual cash balance at December 31, 2018 was $1,780,266.

(4)	Of this amount, $1,340,794 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(5)

None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(6)	None of this amount has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(7)

All of this amount is also reported for Mr. Kelly in the “Bonus” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2018. This amount was earned with respect to fiscal 2018, but was not contributed to Mr. Kelly’s account until 2019.

(8)

This includes the $1,418,400 reported in the “Executive Contributions in Last Fiscal Year” column of this table, representing Mr. Kelly’s deferred bonus/non-equity incentive plan compensation earned for 2018, but that was not contributed to Mr. Kelly’s account until 2019. Mr. Kelly’s actual cash balance at December 31, 2018 was $3,546,943. Of this amount, $3,425,034 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(9)	Of this amount, $81,518 has been required to be reported as compensation to Mr. Jordan in the Summary Compensation Table for previous years.

(10)

This includes the $15,593 reported in the “Southwest Contributions in Last Fiscal Year” column of this table as excess benefit plan contributions earned for 2018, but that were not contributed to Mr. Jordan’s account until 2019. Mr. Jordan’s actual cash balance at December 31, 2018 was $182,459.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Each of the named executive officers are, and were during 2018, parties to executive change-in-control agreements with the Company. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)

a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)

the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control, relocation, or a failure of the Company to abide by the provisions of the executive’s change-in-control agreement.

2007 Equity Plan

Pursuant to the terms of the 2007 Equity Plan, in the event of the termination of a participant’s service as a result of death or disability, (a) any of the participant’s outstanding RSUs or stock options that have not yet vested will fully vest as of the date of termination and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not terminated and will otherwise be settleable in accordance with the terms of the grant. “Disability” means the inability of a participant to continue to perform services for the Company because of the sickness or injury of the participant, as determined by the Company’s Chief Executive Officer, Chief People Officer (or equivalent), Chief Financial Officer, and/or General Counsel (or equivalent). Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a participant’s termination of service as a result of disability.

Incremental amounts receivable by the named executive officers pursuant to the executive change-in-control agreements or the 2007 Equity Plan are set forth in the table below.

Name	Termination by the Company at any time for cause ($)	Change- in- control ($)	Termination after a change- in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause, death, or disability ($)(1)	Estimated benefits from termination due to death or disability ($)(2)
Gary C. Kelly	—	—	3,125,000	4,951,561
Tammy Romo	—	—	1,638,776	1,623,546
Thomas M. Nealon	—	—	1,806,216	1,818,065
Michael G. Van de Ven	—	—	1,812,428	2,306,802
Robert E. Jordan	—	—	1,641,749	1,980,234

(1)	Represents amounts payable pursuant to the executive change-in-control agreements and assumes the triggering event took place on December 31, 2018.

(2)

Represents amounts payable with respect to the acceleration of time-vesting RSUs under the 2007 Equity Plan in the event of death or disability. Also assumes the triggering event took place on December 31, 2018, and reflects the aggregate market value of unvested RSUs that would become vested under the circumstances. Performance-based RSUs will remain outstanding and will vest if, and only if, the requisite performance criteria are eventually achieved. The aggregate market value is computed by multiplying the number of RSUs by $46.48, which was the closing price per share of the Company’s common stock on December 31, 2018 on the NYSE. The 2007 Equity Plan does not provide for acceleration of RSUs in the event of a change-in-control. In the event of the termination of a participant’s service for any reason other than as a result of death or disability, the participant’s outstanding unvested RSUs would be forfeited.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan, SMC Deferred Compensation Plan, and, with respect to Mr. Kelly, his individual deferred compensation letter agreement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2018.”

COMPENSATION OF DIRECTORS

Fiscal 2018 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
David W. Biegler	133,000(3)	150,018	283,018
J. Veronica Biggins	98,000	150,018	248,018
Douglas H. Brooks	98,000	150,018	248,018
William H. Cunningham	150,000	150,018	300,018
John G. Denison	131,500	150,018	281,518
Thomas W. Gilligan	104,000	150,018	254,018
Grace D. Lieblein	98,000	150,018	248,018
Nancy B. Loeffler	98,000	150,018	248,018
John T. Montford	136,500	150,018	286,518
Ron Ricks	123,000	150,018	273,018

(1)

Awards consist of shares of common stock for each of the Company’s non-Employee members of the Board. Each received 2,830 shares of common stock on May 16, 2018. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock multiplied by $53.01, the closing price of the Company’s common stock on the date of the grant.

(2)

Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. The aggregate number of performance shares outstanding at December 31, 2018, for each of the non-Employee Directors listed in the table above was as follows: Mr. Biegler — 5,000; Ms. Biggins – 0; Mr. Brooks — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Dr. Gilligan — 0; Ms. Lieblein — 0; Ms. Loeffler — 5,250; Mr. Montford — 6,000; and Mr. Ricks — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director. At December 31, 2018, Mr. Ricks had 4,469 unvested RSUs related to his previous service as an Employee of the Company, which RSUs subsequently vested on February 21, 2019.

(3)	Of this amount, $130,000 (representing all of Mr. Biegler’s cash retainer fees earned with respect to 2018) was deferred pursuant to the Company’s SMC Deferred Compensation Plan.

Non-Employee Directors’ cash retainer fees for Board membership and standing committees are paid on an annual basis. Board of Director and committee fees earned by the non-Employee Directors with respect to 2018 are set forth in the table below:

Board of Directors:
Retainer Fee	$80,000
Vice Chairman Retainer Fee	$25,000
Lead Director Retainer Fee	$25,000
Audit Committee:
Chair Retainer Fee	$25,000
Member Retainer Fee	$13,500
Compensation Committee:
Chair Retainer Fee	$20,000
Member Retainer Fee	$7,500
Nominating and Corporate Governance Committee:
Chair Retainer Fee	$15,000
Member Retainer Fee	$7,500
Safety and Compliance Oversight Committee:
Chair Retainer Fee	$20,000
Member Retainer Fee	$9,000
Executive Committee:
Chair Retainer Fee	$15,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$7,500
Meetings in excess of regularly scheduled Board and Committee Meetings
In-person or Telephonic Attendance Fee Per Meeting	$1,500

During 2018, the Company provided free travel on Southwest Airlines on a reserved basis for Board members and their spouses. In addition, for 2018, Board members were provided up to 25 free roundtrip flight passes, which they could give to anyone on an unrestricted basis (e.g., for charitable purposes).

The non-Employee Directors’ current compensation program provides for the following travel privileges following a non-Employee Director’s retirement from the Board: (a) if the Director has served on the Board for at least ten years, the Director and his or her spouse are eligible for lifetime free travel on Southwest Airlines on a reserved basis; or (b) if the Director has served on the Board for less than ten years, the Director and his or her spouse are eligible for free travel on Southwest Airlines on a reserved basis for a period of time equal to the number of years served.

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years as of the date of retirement is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2018. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

AUDIT COMMITTEE
John T. Montford, Chair
David W. Biegler
William H. Cunningham
John G. Denison
Thomas W. Gilligan

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act, as well as Section 14A of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

As discussed in greater detail above under “Compensation of Executive Officers — Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2018 was reasonable and appropriate for the following reasons, among many others:

•

The named executive officer compensation structure for 2018 reflects the Compensation Committee’s continuing efforts to provide compensation (i) that is appropriately linked to performance and (ii) that is adequate for retention purposes. To link pay to performance, the Compensation Committee tied 80 percent of each named executive officer’s short-term incentive compensation opportunity to multiple pre-established performance metrics related to the Company’s Vision and key strategic and business objectives. In the Compensation Committee’s view, the resulting short-term incentive pay for 2018 was strongly tied to the Company’s core objectives for creating long-term Shareholder value. The named executive officers’ long-term incentive awards reflected the Compensation Committee’s belief that equity should constitute a strong component of overall compensation in order to (i) align a significant percentage of the named executive officers’ compensation opportunities with the interests of the Company’s Shareholders, (ii) serve as a performance-based method to provide appropriate total compensation opportunities relative to market, and (iii) provide a sufficient percentage of total pay at risk when combined with short-term incentive compensation. Additional detail regarding the Compensation Committee’s rationale for its short-term incentive and long-term incentive determinations is provided above under “Compensation of Executive Officers – Compensation Discussion and Analysis – Determination of 2018 Executive Compensation; Analysis of Individual Compensation Elements.”

•	During 2018, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation.

•	During 2018, none of the named executive officers was party to an employment contract with the Company.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2017 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes to approve the compensation of the Company’s named executive officers, the Company decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. The next required Frequency Vote is scheduled for the Company’s 2023 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2019. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2019. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2018 and 2017:

		Audit- Related Fees		All Other Fees(3)
Year	Audit Fees(1)		Tax Fees(2)		Total Fees
2018	$2,116,000	$—	$80,316	$ 2,159	$2,198,475
2017	$2,522,000	$—	$45,551	$ 2,159	$2,569,710

(1)

Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Report on Internal Controls, and the audit of the Company’s wholly-owned captive insurance company.

(2)	Includes services for tax compliance, tax advice, and tax planning.

(3)	Consists of fees for other permitted advisory services and products, including Ernst & Young subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditors during 2018 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

SHAREHOLDER PROPOSAL

INDEPENDENT BOARD CHAIRMAN

PROPOSAL 4

The Company has been notified by Mr. Kenneth Steiner that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

Proposal 4 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. Instead of an Independent Board Chairman had Southwest had a Lead Director or a presiding director. The 2017 Southwest proxy uses both titles. A presiding director is a passive Lead Director.

In any event Mr. William Cunningham is the director in this role. However Mr. Cunningham had 18-years long-tenure as a director at Southwest. Long-tenure can erode the independence of a director at shareholder expense. Independence is the most important attribute in a Lead Director.

Mr. Cunningham is also the Chairman and an executive pay committee member at Lincoln National Corporation. Lincoln National paid its CEO an excessive $22 million in one year. The 2017 Southwest proxy said Mr. Cunningham had taught corporate governance at The University of Texas, which enables him to bring valuable governance expertise to the Board. Yet at Lincoln National shareholders have taken a key role in improving the governance of the company. At Lincoln National 3 shareholder proposals since 2016 played a role in the adoption of a shareholder right to call a special meting, shareholder proxy access and simple majority voting provisions.

An independent Chairman is best positioned to build up the oversight capabilities of our directors while our CEO addresses the challenging day-to-day issues facing the company. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.

Please vote yes:

Independent Board Chairman – Proposal 4

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•

The Board believes Shareholder interests are best served if the Board retains the flexibility to select a leadership structure it believes to be in the best interests of the Company and the Company’s Shareholders at any given time. This proposal neglects to state any Company-specific facts or issues that would justify eliminating this flexibility.

•

The Board has implemented a number of practices to accomplish independent oversight of management without the need to separate the roles of the Chairman of the Board and Chief Executive Officer. In particular, since May 2008, the Board’s composition has included an independent lead director.

•	The Board’s lead independent director qualifies as independent, not only as required by the NYSE, but also under the independence standards of the SEC, the IRS, and Institutional Shareholder Services.
•	The Board believes that its governance practices as a whole serve to provide effective independent oversight of management.

The Board believes Shareholder interests are best served if the Board retains the flexibility to select a leadership structure it believes to be in the best interests of the Company and the Company’s Shareholders at any given time. This proposal neglects to state any Company-specific facts or issues that would justify eliminating this flexibility.

The Board believes it is important to preserve the flexibility to determine the most appropriate leadership structure at any given time based on an assessment of the Company’s circumstances at that time. The Board is particularly well-positioned to do this because of its in-depth knowledge of the Company’s unique strategies, goals, opportunities, and challenges, as well as the Board’s related oversight duties.

In support of his position, the proponent references shareholder support of this proposal topic at five companies back in 2013, yet he does not provide any data or other supporting information to evidence that a rigid independent chair policy actually improves corporate performance or governance. Furthermore, the proponent has not identified any weaknesses in the Company’s performance, or failure in the Company’s governance, that would justify the Board’s adoption of an independent chair policy.

To the contrary, the Company’s performance has been exceptional under Mr. Kelly’s leadership as both Chairman of the Board and Chief Executive Officer. From the beginning of 2008, the year in which Mr. Kelly added the role of Chairman of the Board to his role as Chief Executive Officer, through December 31, 2018, the Company’s total shareholder return was more than 300 percent. In addition, the Company’s stock price increased approximately 281 percent, while the Standard & Poor’s 500 Index increased less than 71 percent. The commencement of Mr. Kelly’s dual role tenure coincided with the worst economic recession in aviation history and record-high fuel prices; nevertheless, the Company maintained profitability and did not lay off or furlough Employees. This was in stark contrast to many of the Company’s competitors (some of which were ceasing operations, declaring or reorganizing in bankruptcy, or laying off employees), and the Board believes Mr. Kelly’s dual leadership facilitated the ability of management and the Board to work together to quickly react and effectively respond to the drastic circumstances.

Furthermore, from the beginning of 2008 through December 31, 2018, the Company (i) returned approximately $10.0 billion to Shareholders through dividends and repurchases of common stock; (ii) invested over $15.6 billion back into the business through capital spending; (iii) added more than 450 Boeing Next Generation and MAX aircraft to its fleet, growing its fleet size in the aggregate by more than 44 percent; (iv) added 35 destinations in the aggregate to its route map, including service to ten additional countries; and

(v) increased its workforce by more than 71 percent. In addition, as discussed further under “Corporate Governance – Board Leadership Structure,” the Board believes that Mr. Kelly’s dual service has resulted in Board efficiencies and effectiveness that have enabled the Company to succeed in a constantly changing and extremely competitive industry.

The Board has implemented a number of practices to accomplish independent oversight of management without the need to separate the roles of the Chairman of the Board and Chief Executive Officer. In particular, since May 2008, the Board’s composition has included a lead independent director.

Pursuant to the Company’s Corporate Governance Guidelines, the independent members of the Board are required to appoint an independent Lead Director. The Board’s Lead Director has historically been referred to as its “Presiding Director” merely to conform to terminology used by the NYSE in its corporate governance rules (and the Company’s Lead Director continues to serve as the Board’s presiding director for purposes of those rules).

Irrespective of title, the Board strongly disagrees with the proponent’s assertion that Dr. Cunningham’s role as Lead Director is passive. The Company’s Corporate Governance Guidelines provide a clearly delineated and comprehensive list of Lead Director functions, which include, but are not limited to:

•	presiding over executive sessions of the non-management Directors and independent Directors and communicating feedback to the CEO following executive sessions;
•	calling additional meetings of the independent Directors when deemed necessary and appropriate;
•	for each Board meeting, providing input on the agenda and schedule, together with relevant materials and information, to allow for sufficient time for discussion of agenda items;
•	fostering an environment of open dialogue and constructive feedback among independent directors;
•

serving as a liaison, along with Board committee chairs, between the independent Directors and the Chair; provided that this in no way diminishes the CEO’s accountability to the Board in its entirety or the ability of any individual Board member and the CEO to communicate directly with each other;

•	being available to the CEO for consultation on issues of corporate importance that may involve Board action, and in general serving as a resource to the CEO on an as-needed basis;
•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Lead Director does not already serve;
•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its committees and communicating results of individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees;
•	assisting with and communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the CEO;
•	subject to the Company’s policies regarding public communications, when deemed appropriate, representing the independent Directors in engaging with Shareholders; and
•	performing such other duties and responsibilities as the Board may determine from time to time.

Dr. Cunningham has always had the authority to fulfill all of these functions. Nevertheless, in response to Shareholder feedback, in January 2019, the Board amended the Company’s Corporate Governance Guidelines to evidence authority that had not previously been formally set forth in writing.

The Board’s Lead Director qualifies as independent, not only as required by the NYSE, but also under the independence standards of the SEC, the IRS, and Institutional Shareholder Services.

Contrary to the proponent’s suggestion otherwise, Dr. Cunningham is independent. He not only qualifies as independent under the NYSE’s requirements for independent Board members generally, he also qualifies under the NYSE’s stricter requirements for members of the Audit Committee. Furthermore, Dr. Cunningham qualifies as independent under separate SEC and IRS rules governing compensation committee member independence, as well as under the Institutional Shareholder Services Proxy Voting Guidelines.

The proponent also raises Dr. Cunningham’s tenure as a concern. The Board believes that the in-depth institutional knowledge gained through significant tenure is an asset for a Lead Director. The Shareholder vote for Dr. Cunningham at the Company’s 2018 Annual Meeting of Shareholders supports this view. Votes “For” the election of Dr. Cunningham in 2018 represented more than 96 percent of the votes cast with respect to his election. The Board also believes the broad range in years of tenure among its members (including three Board members who have been added since the beginning of 2015), as well as the Board’s annual self-evaluations, provide for an appropriate mix of oversight, perspectives, and continuity.

The Board believes that its governance practices as a whole serve to provide effective independent oversight of management.

In addition to its appointment of a Lead Director, the Board has implemented a number of other practices to provide for independent oversight of management. For example:

•	nine of the eleven members of the Board are independent, as defined by the rules of the NYSE;
•

all members of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined by the rules of the NYSE and other applicable rules of the SEC and the IRS governing independence;

•

the non-management Board members hold executive sessions outside the presence of management at regularly scheduled meetings of the Board and its committees, and the independent Board members hold executive sessions that include only independent directors; and

•	the Board and its committees have access to management, other Employees, and advisors on a confidential basis.

As a result of these practices, the oversight of critical issues such as the integrity of the Company’s financial statements, risk assessment and risk management, executive compensation, and the development and implementation of the Company’s corporate governance policies and practices is entrusted to independent directors.

Vote Required

Provided that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

SHAREHOLDER PROPOSAL

ENHANCE SHAREHOLDER PROXY ACCESS

PROPOSAL 5

The Company has been notified by Mr. John Chevedden that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

Proposal 5 – Enhance Shareholder Proxy Access

RESOLVED: Stockholders ask the board of directors to amend its proxy access bylaw provisions and any associated documents, to include the following change:

A shareholder proxy access director candidate shall not need to obtain a specific percentage vote in order to qualify as a shareholder proxy access director candidate at any future shareholder meeting.

This proposal is important because a shareholder proxy access candidate might not obtain the current required 25%-vote (and thus be unfortunately disqualified the following year under our current rule) even if he or she is better qualified than certain existing directors. Shareholders may simply believe that at the time of the annual meeting that the company is not ready for a proxy access candidate and hence may not support the candidate because the timing is not right.

A year later a majority of shareholders might determine that circumatances have changed and the timing is right. Hence shareholders should be able to vote for such a highly qualified candidate.

The following are just a few of the scores of companies that do not require a proxy access director candidate to obtain a specific percentage vote in order to be a candidate the following year:

Citigroup (C)

eBay (EBAY)

FedEx (FDX)

Goodyear (GT)

Home Depot (HD)

Stockholder proposals such as this have taken a leadership role in improving the governance rules of our company. After receiving shareholder proposals Southwest Airlines eliminated the need for shareholders to obtain 67%-votes on certain important issues (2012) and adopted a version of proxy access for shareholders (2016) which this proposal seeks to improve for the benefit of shareholders.

Please vote yes:

Enhance Shareholder Proxy Access – Proposal 5

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•

The robust proxy access provision contained in the Company’s Second Amended and Restated Bylaws (the “Bylaws”) is consistent with prevalent practice among public companies and strikes an appropriate balance between the benefits and risks of proxy access.

•

The proxy access provision contained in the Bylaws reflects one of a full array of interrelated governance practices that the Board has considered in conjunction with the others, and the change requested by the Shareholder proposal would unnecessarily disrupt the broader balance reflected in the Company’s governance documents.

•	The proxy access provision contained in the Bylaws is not the only way Shareholders may nominate potential director candidates.

The robust proxy access provision contained in the Bylaws is consistent with prevalent practice among public companies and strikes an appropriate balance between the benefits and risks of proxy access.

A large number of public companies adopted proxy access in 2015 and 2016, as a result of which certain standards emerged for proxy access provisions in both the public company and investment communities. In November 2016, the Board of Directors approved the amendment and restatement of the Company’s Bylaws primarily to implement proxy access consistent with those standards. Other companies that adopted proxy access provisions in 2017 and 2018 have generally followed those same standards. The vast majority of public company proxy access provisions provide that an investor or group of up to 20 shareholders holding at least three percent of the company’s outstanding voting securities for at least three years may nominate the greater of two board candidates or 20 percent of the total number of board seats. The Company’s proxy access provision follows the current majority practice, providing that (i) a group of up to 20 Shareholders meeting the notice requirements contained in the Bylaws and holding at least three percent of the Company’s outstanding common stock for at least three years may nominate the greater of two or 20 percent of the total number of board seats; and (ii) the maximum number of Shareholder nominees that may be included in the Company’s proxy statement is limited to the greater of two or 20 percent of the total number of board seats.

There also is broad market consensus on various approaches to a number of secondary, more nuanced, aspects of proxy access provisions, including whether there are requirements for renominations, and the Company’s proxy access provision follows that consensus. While various companies’ approaches differ somewhat, the vast majority of companies take a balanced approach that takes into consideration other aspects of the company’s proxy access provision and other governance practices. Approximately 70 percent of U.S. public companies that have adopted proxy access to date include limitations on the renomination of proxy access candidates based on the percentage of prior votes received and other factors. Approximately 80 percent of those companies use the requirement that the renominated candidate have received at least 25 percent of the vote at the prior meeting at which the candidate was nominated. Consistent with the vast majority of companies that have adopted proxy access, the Company’s proxy access provision contains requirements for the renomination of proxy access candidates. Specifically, the Company’s provision prohibits renomination of a candidate who was nominated using the proxy access provision at either of the Company’s preceding two annual meetings and either (1) withdrew from or became ineligible or unavailable for election at such annual meeting or (2) did not receive support of at least 25 percent of the shares voted at such prior meeting. The Shareholder proposal requests that the second prong of this requirement be removed entirely.

The reasonable requirement noted above prevents renomination through the proxy access process of a candidate who recently failed to receive a moderate level of Shareholder votes through the proxy access process, and it avoids putting the Company and Shareholders to the expense and disruption from unnecessarily invoking the proxy access process. The requirement also prevents a Shareholder or group of Shareholders from using such a candidate to block other Shareholders from nominating a candidate who may be able to receive a greater level of Shareholder votes in an election of directors. A significant percentage of the Company’s outstanding common stock is concentrated among relatively few institutional Shareholders. This means that a meritorious proxy access candidate should be able to obtain the requisite level of Shareholder votes to meet the requirement for renomination, and other candidates will not. Thus, the requirement for the minimum Shareholder vote for renomination is reasonable to avoid abuses of proxy access through repeated nominations of a candidate who does not have strong Shareholder support.

Moreover, decreasing or eliminating the renomination threshold could increase the administrative burden on the Company without providing any identifiable benefit to Shareholders. Specifically, the Company would have to undertake the costly process of determining the eligibility and procedural compliance of Shareholders and proxy access candidates in cases in which the candidates involved have recently been voted on by Shareholders and have failed to receive at least 25 percent of the votes. Requiring that the Company continue to include proxy access candidates who recently failed to receive a moderate level of Shareholder support would present a drain on Company resources, which the Company believes is not in the best interest of Shareholders.

The proxy access provision contained in the Bylaws reflects one of a full array of interrelated governance practices that the Board has considered in conjunction with the others, and the change requested by the Shareholder proposal would unnecessarily disrupt the broader balance reflected in the Company’s governance documents.

The unnecessary change requested by the Shareholder proposal should be viewed in light of the full array of governance practices the Company has adopted. These practices include:

•	a strong lead independent director role;

•	annual election of all directors;

•	majority voting for directors in uncontested elections;

•	a substantial majority of independent directors (currently nine out of eleven);

•	the holders of ten percent or more of the Company’s outstanding common stock having the right to call special meetings of the Shareholders, subject to the requirements set forth in the Bylaws; and

•	Shareholders’ ability to nominate directors outside of the proxy access process through the Company’s advance notice process.

The Company’s robust proxy access provision, together with the governance practices listed above, promote Board independence and provide substantial opportunities consistent with best practices for Shareholder input into the governance process. The change to the proxy access provision requested by the Shareholder proposal is unnecessary and would disrupt the balanced approach reflected in the Company’s Bylaws and other governance documents.

The proxy access provision contained in the Bylaws is not the only way Shareholders may nominate potential director candidates.

Notwithstanding the concentration of significant holdings among the Company’s top Shareholders, if the aggregation and ownership requirements for making a proxy access nomination cannot be satisfied, or if the minimum vote requirement for renomination cannot be met, Shareholders seeking change to the Board of Directors may use the Company’s advance notice procedures described below under “Submission of Shareholder Proposals – Shareholder Director Nominations and Other Shareholder Proposals for Presentation at the 2020 Annual Meeting Not Included in 2020 Proxy Statement.”

Vote Required

Provided that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders.

Shareholder Proposals for Inclusion in 2020 Proxy Statement. Any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and Proxy relating to the 2020 Annual Meeting of Shareholders must comply with and follow the procedures required by SEC Rule 14a-8 and must forward such proposal to the Corporate Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Corporate Secretary receives it no later than December 6, 2019.

Shareholder Director Nominations for Inclusion in 2020 Proxy Statement. Under the Company’s Bylaws, written notice of Shareholder nominations to the Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article II, Section 13 of the Company’s Bylaws must be delivered to the Corporate Secretary of the Company no later than 120 and no earlier than 150 days prior to the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of Shareholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the prior year’s annual meeting of Shareholders and ends 60 days after such anniversary date, the written notice shall be given by the later of the close of business on the date that is 180 days prior to the date of such annual meeting or the tenth day following the date the annual meeting date is first publicly announced or disclosed. Accordingly, based on a 2020 Annual Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, any eligible Shareholder who wishes to have a nomination considered at the 2020 Annual Meeting and included in the Company’s proxy statement must deliver a written notice (containing the information specified in the Company’s Bylaws regarding the Shareholder and the proposed nominee) to the Corporate Secretary of the Company between November 6, 2019 and December 6, 2019.

Shareholder Director Nominations and Other Shareholder Proposals for Presentation at the 2020 Annual Meeting Not Included in 2020 Proxy Statement. The Company’s Bylaws provide that, in order for a proposal that is not intended to be included in the Company’s Proxy Statement to be properly and timely submitted as business to come before the Company’s 2020 Annual Meeting of Shareholders, the proposal must be received by the Corporate Secretary of the Company at the principal office of the Company no later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be properly brought, notice by the Shareholder must be received (a) no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the annual meeting is first made by the corporation and (b) no earlier than the close of business on the 120th day prior to such annual meeting. Any Shareholder proposal or nomination must contain the information specified in the Company’s Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Based on a 2020 Annual Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, if the Company does not receive notice of a proposal between February 14, 2020 and March 16, 2020, it will be considered “untimely,” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at the address set forth on page 1 of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied.

Conduct of Meeting and Discretionary Authority

The Chairman has broad responsibility and authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for Shareholders who wish to address the meeting. Only Shareholders as of the record date for the meeting or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may exercise broad discretion in recognizing Shareholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also exercise broad discretion regarding disruptions or disorderly conduct to provide that the meeting is conducted in a manner that is fair to all Shareholders. Further, in the event a quorum is not present at the meeting, the Chairman may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting, but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the persons voting the Proxy.

Householding

In some cases, only one copy of the Company’s Proxy Statement and Annual Report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this Proxy Statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this Proxy Statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly
Chairman of the Board

April 5, 2019

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan

The Accompanying Notice of Annual Meeting of Shareholders and Proxy Statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing Plan account, as well as any shares you may own in your own name.

Under the ProfitSharing Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the ProfitSharing Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the ProfitSharing Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 13, 2019.

APPENDIX A

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

Adopted March 20, 2003

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time on May 14, 2019 (May 13, 2019 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 14, 2019 (May 13, 2019 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E62551-P19288	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTHWEST AIRLINES CO.
A. Company Proposals
The Board of Directors recommends a vote “FOR”
all of the nominees listed below:
1.	Election of Directors		For	Against	Abstain
	1a.	David W. Biegler	☐	☐	☐
	1b.	J. Veronica Biggins	☐	☐	☐
	1c.	Douglas H. Brooks	☐	☐	☐
	1d.	William H. Cunningham	☐	☐	☐
	1e.	John G. Denison	☐	☐	☐
	1f.	Thomas W. Gilligan	☐	☐	☐
	1g.	Gary C. Kelly	☐	☐	☐
	1h.	Grace D. Lieblein	☐	☐	☐
	1i.	Nancy B. Loeffler	☐	☐	☐
	1j.	John T. Montford	☐	☐	☐
	1k.	Ron Ricks	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3:	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2019.	☐	☐	☐

B. Shareholder Proposals
The Board of Directors recommends a vote “AGAINST” proposals 4 and 5:	For	Against	Abstain
4. Advisory vote on shareholder proposal to require an independent board chairman.	☐	☐	☐
5. Advisory vote on shareholder proposal to amend proxy access bylaw provision.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the reverse side where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 15, 2019

10:00 a.m. Mountain Daylight Time

Renaissance Denver Downtown City Center Hotel

918 17th Street

Denver, Colorado

DIRECTIONS TO THE ANNUAL MEETING

From Denver International Airport (DEN), exit airport and proceed onto Pena Blvd. Travel 11.4 miles and merge onto I-70 West. Take I-70 West to I-25 South. Exit I-25 on Speer Blvd., turning left toward downtown. Turn left onto Market Street. Turn right onto 17th Street. Hotel will be on the right at 17th and Champa Street. Turn right onto Champa Street and take first right into hotel drive mid-block of Champa Street.

Valet parking is available at the hotel, as well as self-parking options in local lots.

Please note the admission requirements on the front of the Proxy Statement if you plan to attend this year’s meeting in person.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwestairlinesinvestorrelations.com/news-and-events/events-and-presentations.

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E62552-P19288

PROXY	SOUTHWEST AIRLINES CO.
2702 LOVE FIELD DRIVE
DALLAS, TEXAS 75235

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Tammy Romo, and Mark R. Shaw, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Renaissance Denver Downtown City Center Hotel, 918 17th Street, Denver, Colorado on May 15, 2019, at 10:00 a.m., Mountain Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2 AND 3; “AGAINST” PROPOSALS 4 AND 5; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT THE SHARES ARE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side